UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, June 4, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Thursday, June 4, 2009 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street, Emeryville, California for the following purposes:

1.	To elect our eight nominees for director to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

3.	To conduct any other business properly brought before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is April 6, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

This year, we will be using the Securities and Exchange Commission’s new “Notice and Access” delivery model allowing companies to provide their stockholders with access to the proxy materials over the Internet. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about April 20, 2009, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Peter M. O. Wong
Senior Vice President, General Counsel and Corporate Secretary

Emeryville, California

April 20, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

6401 Hollis Street

Emeryville, California 94608

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about April 20, 2009 to all stockholders of record entitled to vote at the annual meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the 2009 annual meeting of stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you request a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 4, 2009 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street in Emeryville, California. Directions to the annual meeting may be found at www.leapfrog.com under About Us—Contact Us.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 6, 2009 will be entitled to vote at the annual meeting. On the record date, there were 36,674,277 shares of Class A common stock and 27,140,794 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 6, 2009, your shares of LeapFrog’s Class A common stock were registered directly with Continental Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 6, 2009, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote and for which we are soliciting your proxy:

1.	The election of our eight nominees for director.

2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

In addition, Mollusk Holdings, LLC, or Mollusk Holdings, an entity controlled by Lawrence J. Ellison that holds a majority of our voting power, has notified us, as required under our bylaws, that it intends to propose, at the annual meeting, stockholder resolutions to amend our bylaws. We are not soliciting proxies to vote in favor or against any of the matters that may be proposed by Mollusk. If these matters are proposed at the annual meeting, the proxy holders will not cast votes, either in favor of or in opposition to, these proposals. See “Other Matters” below.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” the proposal or abstain from voting. The procedures for voting are as follows:

Voting via the Internet

•

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

•

You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009. If, as indicated in its notice, Mollusk Holdings proposes resolutions to amend our bylaws at the annual meeting, the proxy holders will not cast votes, either in favor of or in opposition to, these proposals. See “Other Matters” below. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the Internet.

•	You may send a written notice that you are revoking your proxy to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

•

You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2009 to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between February 4, 2010 and March 6, 2010. You are also advised to review LeapFrog’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are broker non-votes?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each of our proposals?

•

Proposal 1—Election of our eight nominees for director. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

Proposal 2—Ratification of the selection by the audit committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2009. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person or represented by proxy the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 36,674,277 shares of Class A common stock outstanding and 27,140,794 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of 308,082,217 votes. Thus, holders of shares representing at least 154,041,109 votes must be present in person or represented by proxy at the meeting to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of April 6, 2009, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of April 6, 2009.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Executive Compensation—Compensation Discussion and Analysis” contains forward-looking statements, including statements regarding the effects of global economic conditions on our business, our expectations for sales trends, margins, profitability, liquidity, expenses, inventory or cash balances, capital expenditures, cash flows, or other measures of financial performance in future periods, and the effects of strategic actions on future financial performance. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” in Item 1A of our 2008 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 11, 2009. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of authorized LeapFrog directors has been fixed at eight by a resolution of our board of directors. There are eight nominees for director at this annual meeting. Stockholders cannot submit proxies voting for a greater number of persons than the eight nominees named in this Proposal One. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these nominees was elected by the stockholders except for Philip B. Simon and Paul T. Marinelli, who were appointed by our board of directors to fill vacancies created by the resignations of Steven B. Fink and Ralph R. Smith. LeapFrog’s policy is to encourage nominees for directors to attend the annual meeting of stockholders. Two directors attended our 2008 annual meeting.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by LeapFrog. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

The following table sets forth information as of March 31, 2009 with respect to the nominees for election to our board of directors:

Nominees

Name	Age	Position/Office Held with LeapFrog
Jeffrey G. Katz	53	Chairman of the board, Chief Executive Officer and President
Thomas J. Kalinske	64	Vice Chairman of the board
Paul T. Marinelli	41	Director
Stanley E. Maron	60	Director
E. Stanton McKee, Jr.	64	Director
David C. Nagel	63	Director
Philip B. Simon	56	Director
Caden Wang	56	Director

Jeffrey G. Katz has served as our Chief Executive Officer and President since July 2006, as a member of our board of directors since June 2005, and as the Chairman of the board since March 2009. From 2000 to 2004, Mr. Katz served as the Chairman and Chief Executive Officer of Orbitz, Inc., an online travel company. From 1997 to 2000, Mr. Katz was President and Chief Executive Officer of Swissair, a publicly held airline. From 1980 to 1997, he served in a variety of roles at American Airlines, a publicly held airline, including Vice President of American Airlines and President of the Computerized Reservation System Division of SABRE. Mr. Katz serves on the board of directors of Sojern, Inc., a privately held company that operates a targeted advertising network. Mr. Katz earned a B.S. in mechanical engineering from the University of California, Davis, and M.S. degrees from both Stanford University and the Massachusetts Institute of Technology.

Thomas J. Kalinske has served as our Vice Chairman since July 2006. From February 2004 to July 2006, Mr. Kalinske served as our Chief Executive Officer and previously served in that same capacity from September 1997 to March 2002. He has served on our board of directors since September 1997 and was the Chairman of our board of directors from September 1997 to February 2004. Mr. Kalinske is currently CEO of cFares, Inc., an online meta search company in the travel market. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc. Mr. Kalinske has served as Chairman of the Toy Manufacturers Association of America and, in 1997, he was inducted into the Toy Industry Hall of Fame. Mr. Kalinske serves on the board of directors of Blackboard Inc., a publicly held company that provides enterprise learning software applications, and is a member of its audit committee. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Paul T. Marinelli was appointed to our board of directors in March 2009. Mr. Marinelli has served as Vice President of Lawrence Investments, LLC, or Lawrence Investments, a private equity investment firm that is controlled by Lawrence J. Ellison, since May 2004. Mr. Marinelli was proposed for membership on our board of directors by Mollusk Holdings, a subsidiary of Lawrence Investments and the owner of shares representing a majority of our outstanding voting power. From September 1999 to May 2004, he held the position of Corporate Development Group Director at Cadence Design Systems, an electronic design automation software and services company, where he managed several dozen acquisitions and strategic investments. Prior to 1999, Mr. Marinelli held various financial roles at PriceWaterhouseCoopers, AlliedSignal and EMCON. Mr. Marinelli earned a B.S. from the University of California, Berkeley, and an M.B.A. from Cornell University. Mr. Marinelli has served as a member of our nominating and corporate governance committee since March 2009.

Stanley E. Maron was elected to our board of directors in September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger, serving the firm from 1975 to 1994. Mr. Maron currently serves as a director of Heron International, a privately held European real estate development company, and also serves as an officer and director of privately held companies affiliated with Knowledge Learning Corporation, a for-profit provider of early child care learning. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since July 2006, and on our compensation and nominating and corporate governance committees since May 1, 2008.

E. Stanton McKee, Jr. was appointed to our board of directors in November 2003. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a developer and publisher of interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. Mr. McKee serves on the board of directors of ArcSight, Inc., a publicly held company that provides security and compliance management software and is a member of its nominating and corporate governance committee and chairs its audit committee. Mr. McKee also serves on the board of directors of several privately held companies. Mr. McKee earned a B.A. and an M.B.A. from Stanford University. Mr. McKee has served as the Chairman of our audit committee since November 2003.

David C. Nagel, Ph.D. was appointed to our board of directors in September 2005. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Dr. Nagel serves on the board of directors and compensation committee of Tessera Technologies, Inc., a publicly held company that develops semiconductor packaging technology, and on the board of directors and compensation committee of Openwave Systems Inc., a publicly-held company that develops software for mobile and broadband operators. Dr. Nagel earned a B.S., an M.S. and a Ph.D. from the University of California, Los Angeles. Dr. Nagel has served as a member of our compensation committee since February 2006 (and as the Chairman since November 2006), and as a member of our strategy committee from April 2006 until it was dissolved in July 2007.

Philip B. Simon was appointed to our board of directors in March 2009. Mr. Simon is President of Lawrence Investments, a private equity investment firm that is controlled by Lawrence J. Ellison. Mr. Simon was proposed for membership on our board of directors by Mollusk Holdings, a subsidiary of Lawrence Investments and the owner of shares representing a majority of our outstanding voting power. For 16 years, prior to joining Lawrence Investments in 1997, Mr. Simon was partner in Howson & Simon LLP, a professional tax and accounting services firm. Mr. Simon serves on the board of directors of a number of privately held companies and is a member of the California Society of Certified Public Accountants. Mr. Simon holds an A.B. from Yale University and a J.D. from Stanford Law School. Mr. Simon has served as a member of our compensation committee since March 2009.

Caden Wang was appointed to our board of directors in April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS, Gump’s and Cost Plus. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly held company that designs, develops and produces women’s apparel and accessories, and chairs its audit committee, is a member of its nominating and corporate governance committee and chairs a special committee advising on executive equity matters. From August 2005 through August 2007, Mr. Wang served on the board of directors of Fossil, Inc., a publicly held company that designs, develops, markets and distributes fashion related consumer products, and was a member of its audit committee, nominating and corporate governance committee and a special committee advising on option backdating. Mr. Wang is a Certified Public Accountant. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since April 2005, a member of our nominating and corporate governance committee since November 2006 (and as the Chairman since March 2009), and a member of our compensation committee since March 2009.

The Board of Directors recommends a vote FOR each named nominee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our consolidated financial statements since September 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and our exclusion of punitive damages.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2008	2007
Audit Fees	$2,073	$2,608
Audit-related Fees	11	38
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,084	$2,646

All services provided by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2007 were approved by the audit committee.

Audit Fees

The aggregate fees billed or expected to be billed by Ernst & Young LLP for financial audit services totaled $2.1 million for 2008 and $2.6 million for 2007.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services totaled $11,000 in 2008, which consisted of fees related to an SEC letter review and a Form S-8 registration filing with the SEC, and $38,000 in 2007, which consisted of fees related to an analysis of FASB Interpretation Number 48 and a Form S-8 registration statement filing with the SEC.

Tax Fees

There were no fees paid to Ernst & Young LLP for tax services in 2008 and 2007.

All Other Fees

There were no other fees paid to Ernst & Young LLP in 2008 and 2007.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

As set forth in its charter, the audit committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As allowed under its charter, the audit committee has delegated to the Chairman of the audit committee, Mr. E. Stanton McKee, Jr., the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the audit committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP in 2008 and 2007 was compatible with maintaining the registered public accounting firm’s independence.

The Board of Directors recommends a vote FOR Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

As of March 20, 2009, Lawrence J. Ellison, through entities controlled by him, held a majority of the voting power of our outstanding stock. As a result, Mr. Ellison controls the election of all members of our board of directors and all other matters submitted to a vote of our stockholders as to which the vote required is a majority of the outstanding voting power. Mr. Ellison is Chief Executive Officer of Oracle Corporation.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s common stock as of March 20, 2009 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and incumbent directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock, as the case may be, and Schedules 13D and 13G filed with the SEC.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of March 20, 2009. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power Of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison / Mollusk Holdings, LLC (4)	—	16,154,534	16,154,534	*	59.5%	25.3%	52.4%
Michael R. Milken(5)	1,601,789	9,387,732	10,989,521	4.4%	34.6%	17.2%	31.0%
Lowell J. Milken(6)	250,508	5,144,130	5,394,638	*	19.0%	8.5%	16.8%
ET Holdings, LLC(7)	—	4,336,216	4,336,216	*	16.0%	6.8%	14.1%
Franklin Resources, Inc.(8)	5,255,380	—	5,255,380	14.3%	*	8.2%	1.7%
Wells Fargo & Company(9)	3,725,448	—	3,725,448	10.2%	*	5.8%	1.2%
Renaissance Technologies Corp.(10)	2,315,700	—	2,315,700	6.3%	*	3.6%	*
Met Investors Advisory, LLC(11)	2,294,411	—	2,294,411	6.3%	*	3.6%	*
Jeffrey G. Katz(12)	149,388	—	149,388	*	*	*	*
William K. Campbell(13)	146,526	—	146,526	*	*	*	*
William B. Chiasson(14)	33,670	—	33,670	*	*	*	*
Michael J. Dodd(15)	180,792	—	180,792	*	*	*	*
Nancy G. MacIntyre(16)	29,939	—	29,939	*	*	*	*
Robert L. Moon	35,113	—	35,113	*	*	*	*
Martin A. Pidel	2,907	—	2,907	*	*	*	*
Thomas J. Kalinske(17)	197,368	1,107	198,475	*	*	*	*
Paul T. Marinelli(18)	1,666	16,154,534	16,156,200	*	59.5%	25.3%	52.4%
Stanley E. Maron(19)	36,079	168	36,247	*	*	*	*
E. Stanton McKee, Jr.(20)	22,221	—	22,221	*	*	*	*
David C. Nagel(21)	18,610	—	18,610	*	*	*	*
Philip B. Simon(22)	79,320	16,154,534	16,233,854	*	59.5%	25.4%	52.5%
Caden Wang(23)	18,610	—	18,610	*	*	*	*
All directors and executive officers as a group (13 persons)(24)	956,053	16,155,809	17,111,862	2.6%	59.5%	26.6%	52.7%

*	Less than one percent.

(1)	Based on 36,668,707 shares of Class A common stock and 27,140,794 shares of Class B common stock outstanding as of March 20, 2009. Unless otherwise indicated in the footnotes to this table, the applicable address for each of our directors and executive officers is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	Includes 16,154,534 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, which is controlled by Cephalopod Corporation and Lawrence Investments. These shares are also reported as beneficially owned by Messrs. Marinelli and Simon. The address for Mollusk Holdings is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 320, Walnut Creek, CA 94596.

(5)	Includes:

•	5,039,937 shares of Class B common stock and 1,601,789 shares of Class A common stock held directly by Mr. M. Milken;

•

4,336,216 shares of Class B common stock held indirectly by Mr. M. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	Includes:

•	796,335 shares of Class B common stock and 208,422 shares of Class A common stock held directly by Mr. L. Milken;

•	42,086 shares of Class A common stock held in a trust of which Mr. L. Milken is a trustee;

•

4,336,216 shares of Class B common stock held indirectly by Mr. L. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(7)	ET Holdings, LLC is an entity over which Michael R. Milken and Lowell J. Milken each have shared voting and investment power. These shares are also reported as beneficially owned by Mr. M. Milken and Mr. L. Milken. The address for ET Holdings, LLC is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(8)	Based solely on information provided in a Schedule 13G filed on February 6, 2009 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Templeton Global Smaller Companies Fund (a U.S. investment company), Templeton Global Smaller Companies Fund (a Canada investment company) and Franklin Templeton Investments Corp. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 5,255, 380 shares. Templeton Global Smaller Companies Fund (U.S.) is reported as having the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, 2,976,610 shares. Templeton Global Smaller Companies Fund (Canada) is reported as having the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, 2,283,770 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are reported as being the principal stockholders of Franklin Resources, Inc., which is identified as a direct or indirect parent of the investment management subsidiaries reported as having beneficial ownership of or other interest in the shares. The address for Franklin is One Franklin Parkway, San Mateo, California 94403.

(9)	Based solely on information provided in a Schedule 13G filed on March 9, 2009 by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. Wells Fargo & Company is reported as having sole voting power over 2,811,900 shares, sole dispositive power over 3,712,200 shares and shared dispositive power over 13,248 shares. Wells Capital Management Incorporated is reported as having sole dispositive power over 3,712,000 shares. Wells Fargo Funds Management, LLC is reported as having sole voting power over 2,811,700 shares. The address for Wells Fargo is 420 Montgomery Street, San Francisco, California 94613.

(10)	Based solely on information provided in a Schedule 13G filed on February 13, 2009 by Renaissance Technologies LLC, or Renaissance, and James H. Simons. Renaissance and Mr. Simons are reported as each having sole voting and dispositive power over 2,315,700 shares. The address for Renaissance is 800 Third Avenue, New York, New York 10022.

(11)	Based solely on information provided in a Schedule 13G filed on February 14, 2008 by Met Investors Advisory, LLC and Met Investors Series Trust. Met Investors Advisory, LLC and Met Investors Series Trust are reported as each sharing voting and dispositive power over 2,294,411 shares. The address for Met Investors is 5 Park Plaza, Suite 1900, Irvine, California 92614.

(12)	Includes 104,750 shares of Class A common stock issuable to Mr. Katz upon the exercise of options that are exercisable within 60 days after March 20, 2009.

(13)	Includes 137,350 shares of Class A common stock issuable to Mr. Campbell upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 3,400 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after March 20, 2009.

(14)	Includes 16,833 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 5,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after March 20, 2009.

(15)	Includes 151,685 shares of Class A common stock issuable to Mr. Dodd upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 7,250 shares of Class A common stock issuable under restricted stock units and restricted stock awards that are scheduled to vest within 60 days after March 20, 2009.

(16)	Includes 28,332 shares of Class A common stock issuable to Ms. MacIntyre upon the exercise of options that are exercisable within 60 days after March 20, 2009.

(17)	Includes 4,166 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after March 20, 2009.

(18)	Includes 16,154,534 shares of Class B common stock presently held by Mollusk Holdings and 1,666 shares of Class A common stock issuable to Mr. Marinelli upon the exercise of options that are exercisable within 60 days after March 20, 2009. Mr. Marinelli is the Vice President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Marinelli disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for Mr. Marinelli is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596.

(19)	Includes 12,666 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 14,444 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after March 20, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(20)	Includes 4,166 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 18,055 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after March 20, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors;

(21)	Includes 4,166 shares of Class A common stock issuable to Dr. Nagel upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 14,444 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after March 20, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Dr. Nagel’s term on LeapFrog’s board of directors;

(22)	The address for Mr. Simon is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596. Includes:

•	1,666 shares of Class A common stock issuable to Mr. Simon upon the exercise of options that are exercisable within 60 days after March 20, 2009.

•	77,654 shares of Class A common stock presently held by the Simon-Neben Family Trust, a revocable trust of which Mr. Simon is a trustee.

•

16,154,534 shares of Class B common stock presently held by Mollusk Holdings. Mr. Simon is the President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Simon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(23)	Includes 4,166 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after March 20, 2009 and 14,444 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to vest within 60 days after March 20, 2009, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.

(24)	Based on all existing executive officers and all incumbent directors as a group. See footnotes 12 through 23 above, as applicable. Includes 16,154,534 shares of Class B Common Stock held by Mollusk Holdings, as discussed above, but such amount has only been included once in the calculation even though it is attributed to two directors elsewhere in the table. Includes 5,396 shares of Class A common stock held by our executive officers who are not named in the Summary Compensation Table below. Also includes 36,400 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 20, 2009 held by executive officers who are not named in the table.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In February 2008, we adopted a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which LeapFrog and any “related person” are participants. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. To identify related-person transactions, we rely on information supplied by our management and directors. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. If a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Since April 2004, we have been a majority-owned subsidiary of Mollusk Holdings, an entity controlled by Lawrence J. Ellison that owns shares representing a majority of our voting power. In 2008 we purchased software products and support services from Oracle Corporation totaling $1,095,180. As of December 31, 2008, Lawrence J. Ellison, the Chief Executive Officer of Oracle Corporation, may be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership of approximately 16.2 million shares of our Class B common stock, which represents approximately 52.4% of the combined voting power of our Class A common stock and Class B common stock. For a more complete discussion of Mr. Ellison’s beneficial ownership of our common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Messrs. Simon and Marinelli are President and Vice President, respectively, of Lawrence Investments, an entity controlled by Lawrence J. Ellison that controls Mollusk Holdings. Mollusk Holdings owns shares of our Class B common stock representing a majority of the combined voting power of all outstanding shares. Mr. Simon is also a director and officer of Pillar Data Systems, Inc., an entity in which Lawrence J. Ellison is a majority stockholder and that billed us for approximately $427,000 in equipment fees in 2008. Mr. Simon’s compensation arrangements with Lawrence Investments include an interest in certain profits resulting from Mr. Ellison’s investment in Pillar Data Systems, Inc.

We are involved in a dispute with Mounte LLC arising out of a 2002 tax sharing agreement between LeapFrog and Knowledge Universe, Inc., the predecessor in interest of Mounte LLC. We are claiming a $635,000 refund of amounts we previously paid under the agreement, while Mounte LLC is claiming we owe it an additional payment of approximately $1,400,000. Mounte LLC is indirectly controlled by Michael R. Milken, Lowell J. Milken and Lawrence J. Ellison, who beneficially own shares representing, respectively, 31%, 16.8% and 52.4% of our voting power. (For purposes of these percentages, which are determined in accordance with SEC rules based on information furnished by each stockholder, shares representing 14.1% of our voting power are considered beneficially owned by both Michael R. Milken and Lowell J. Milken.) In addition, Mr. Simon serves as a director of Mounte LLC. In March 2006, the parties agreed to defer further discussion pending the results of tax audits of Mounte LLC.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Independence of the Board of Directors

We are a “controlled company” within the meaning of the New York Stock Exchange, or NYSE, listing standards because Mollusk Holdings holds more than 50% of the voting power of our outstanding shares. This status provides an exception to the requirements of the NYSE that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined in the NYSE listing standards, as affirmatively determined by the board of directors, and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. However, under NYSE regulations, our non-management directors, including directors that may not qualify as “independent,” must still meet at regularly scheduled executive sessions without management present and our audit committee must still be composed entirely of independent directors.

Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. In addition, our board of directors has adopted categorical standards of independence to assist the board in its determination of director independence. The categorical standards were provided as Appendix A to our proxy statement for our 2008 Annual Meeting of Stockholders filed with the SEC on April 21, 2008.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable NYSE listing standards, except for Mr. Katz, our Chairman, CEO and President, Mr. Kalinske, our former Chief Executive Officer, Mr. Simon, President of Lawrence Investments, which controls Mollusk Holdings, and Mr. Marinelli, Vice President of Lawrence Investments. Our board of directors has also affirmatively determined that, pursuant to the categorical standards adopted by our board, none of the independent directors has a material relationship with us.

Meetings

During the fiscal year ended December 31, 2008, the board of directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings of the board and of the committees on which the director served, held during the portion of the last fiscal year during which he was a director or committee member.

As required under NYSE listing standards, in fiscal 2008 our non-management directors of the full board of directors met three times in regularly scheduled executive sessions at which only non-management directors were present. Steven B. Fink, the Chairman of our board of directors in 2008, presided over each of these executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the non-management or independent directors generally, in care of our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit, compensation or nominating and corporate governance committee.

Compensation of Directors

During the fiscal year ended December 31, 2008, our non-employee directors received the following compensation for their service on our board of directors:

Director Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)(6)	All Other Compensation ($)		Total ($)
Steven B. Fink(7)	88,500	109,495	113,817	—		311,812
Thomas J. Kalinske	42,000	—	254,131	208,867	(8)	504,998
Stanley E. Maron	74,500	72,997	68,292	—		215,789
E. Stanton McKee, Jr.	78,500	91,246	68,291	—		238,037
David C. Nagel	56,000	72,997	82,993	—		211,990
Ralph R. Smith(7)	60,750	72,997	71,025	—		204,772
Caden Wang	74,500	72,997	71,025	—		218,522

(1)	Reflects board retainer fees, committee chair and audit committee retainer fees and meeting fees.

(2)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R and includes amounts attributable to awards granted in and prior to fiscal year 2008. The assumptions made in the valuation of the stock awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions

(3)	At December 31, 2008, our non-employee directors each held an aggregate number of shares subject to stock awards and stock options as follows:

	Stock Awards (in shares)			Stock Options (in shares)
Name	Vested	Unvested	Total Outstanding	Total Outstanding
Steven B. Fink	18,333	11,667	30,000	137,067
Thomas J. Kalinske	—	—	—	245,727
Stanley E. Maron	12,222	7,778	20,000	77,443
E. Stanton McKee, Jr.	15,277	9,723	25,000	56,100
David C. Nagel	12,222	7,778	20,000	56,218
Ralph R. Smith	12,222	7,778	20,000	65,892
Caden Wang	12,222	7,778	20,000	65,892

(4)	The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R and includes amounts attributable to awards granted in and prior to fiscal year 2008. The assumptions made in the valuation of the option awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. In addition, to the extent that the awards were granted as part of the value-for-value stock option exchange program described in footnote 5 below, the values for such stock awards do not take into account the corresponding stock options with approximately equal value that were cancelled in exchange for the new option grant.

(5)

Each of our non-employee directors participated in our option exchange program. The option exchange program exchange ratios were designed to result in a fair value for the new options that was equal to the fair value of the options surrendered in the program, which we describe as a “value-for-value” exchange. New options were granted on June 9, 2008 on this value-for-value basis with similar terms and conditions to the original grants, except that, for any option shares that were already vested or would have been vested by June 9, 2009 under tendered options, the vesting was reset as to the same percentage of shares subject to the new award so that such new option shares would vest on June 9, 2009. Any remaining shares subject to the new award would vest in accordance with the original vesting schedule. The exercise price of all the options issued to our non-employee directors in the option exchange program was $9.14 per share. The assumptions made in the valuation of the replacement option awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. However, as required, amounts shown in the table reflect the incremental fair value of replacement options, computed as of the grant date in accordance with FAS 123R, and exclude the impact of estimated forfeitures related to service-based vesting conditions.

Name	Option Shares Canceled	Option Shares Granted	Total Incremental Grant Date Fair Value
Steven B. Fink	135,000	81,467	$2
Thomas J. Kalinske	494,723	230,727	$14
Stanley E. Maron	95,000	53,943	$1
E. Stanton McKee, Jr.	80,000	41,100	$0
David C. Nagel	57,500	41,128	$0
Ralph R. Smith	63,750	50,892	$2
Caden Wang	63,750	50,892	$2

The above incremental grant date fair values for these grants reflect the total incremental fair value of options granted to the relevant individual in the option exchange program (net of options canceled in the exchange) rounded to the nearest dollar. The aggregate incremental grant date fair value for all non-employee directors was less than $21.

(6)	In July 2008, each of our non-employee directors was automatically granted an annual nonstatutory stock option award pursuant to our 2002 Non-Employee Director Stock Award Plan. The full grant date fair value of each of these option awards, as calculated under FAS 123R for financial statement reporting purposes, is as follows:

Name	Full Grant Date Fair Value
Steven B. Fink	$101,455
Thomas J. Kalinske	$60,873
Stanley E. Maron	$60,873
E. Stanton McKee, Jr.	$60,873
David C. Nagel	$60,873
Ralph R. Smith	$60,873
Caden Wang	$60,873

(7)	Messrs. Fink and Smith resigned from the board of directors in March 2009.

(8)	On December 31, 2006, we entered into an Amendment to Employment Agreement with Thomas J. Kalinske, our Vice Chairman, pursuant to which his employment with us terminated effective December 31, 2006. In connection with his termination, we agreed to provide (a) payments of $46,875 per month from January 1 through June 30, 2007 and $50,500 per month from July 1, 2007 through April 28, 2008 on our customary payroll dates, which had an aggregate value of $786,250 and (b) reimbursement of health insurance benefits for him and his dependents until the earlier of April 28, 2008 and the date on which Mr. Kalinske became eligible for group health insurance benefits from a subsequent employer. We did not pay any benefits reimbursement amounts in 2008, but we did pay $202,000 in continued severance in 2008. In addition, for the first two months of 2008 we leased an office for Mr. Kalinske’s use and paid a total of $6,867 in rental and operating fees.

Discussion of Director Compensation

Each of our non-employee directors receives a cash meeting fee of $1,500 for each board of directors and committee meeting attended, even if the meetings occurred on the same day. In addition to this meeting fee, each non-employee director received the following annual retainer fees:

•

Each non-employee director received an annual retainer of $30,000, provided that a non-employee director who held the position of Chairman of our board received an annual retainer of $60,000 in lieu of an annual retainer of $30,000.

•

Each non-employee director who served as a member of our audit committee received an annual retainer of $10,000, provided that the Chairman of our audit committee received an annual retainer of $20,000 in lieu of an annual retainer of $10,000.

•

Each non-employee director who served as the Chairman of our compensation committee, nominating and corporate governance committee, and any other committee created by our board of directors received an additional annual retainer of $5,000.

In the fiscal year ended December 31, 2008, the total cash compensation paid to non-employee directors was $474,750. The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

The 2002 Non-Employee Directors’ Stock Option Plan, or Director Plan, provided for automatic stock option grants to our non-employee directors. In March 2006, the board adopted an amendment and restatement of the Director Plan (and renamed it the 2002 Non-Employee Directors’ Stock Award Plan), which was approved by our stockholders at the 2006 annual meeting of stockholders.

The Director Plan, as amended and restated, provides for an initial stock award upon being elected to the board and annual stock awards on July 1 of each year (or the next business day if that date is a legal holiday or falls on a weekend day). The board or a committee of the board has the discretion to provide that initial and annual grants under the Director Plan will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards. If equity grants are made in the form of stock options, the Director Plan provides that the initial grant is an option to purchase 30,000 shares of our Class A common stock and the annual grant is an option to purchase 15,000 shares of our Class A common stock; provided, however, that a non-employee director who holds the position of Chairman of our board of directors at the time of the annual grant will receive an annual grant of 25,000 shares in lieu of an annual grant of 15,000 shares. In the event that initial and annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards. No other stock awards may be granted at any time under the Director Plan.

With respect to stock option awards, the exercise price of options granted under the Director Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Director Plan vest in equal monthly installments over a three-year period in accordance with its terms. The term of options granted under the Director Plan is ten years. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of each option will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

In February 2007, the board unanimously approved a grant of 20,000 restricted stock units, or RSUs, to directors that had not been employed by LeapFrog in the past three years, except that our former board

Chairman, Mr. Fink, received a grant of 30,000 RSUs and the Chairman of our audit committee, Mr. McKee, received a grant of 25,000 RSUs. The grants were recommended by our nominating and governance committee based primarily on a competitive compensation review that showed LeapFrog’s director compensation fell short of the board’s target of maintaining total director compensation at approximately the 75th percentile of similar companies. These RSUs vest monthly over a three-year period, and, regardless of the vesting terms, the shares of Class A common stock underlying the RSUs would not be delivered to a director until three months following the expiration or termination of the director’s term on the board. The vesting of these RSUs would fully accelerate in the event of a “change in control,” as defined in the 2002 Non-Employee Director Stock Award Plan. In 2008, the board did not approve any further awards of RSUs or other equity awards other than the standard annual option grants described above.

Committees of the Board

In 2008, our board had three committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for each of the board committees in 2008:

Member of our board of directors in the fiscal year 2008	Audit	Compensation	Nominating and Corporate Governance
Steven B. Fink(1)		X	X
Stanley E. Maron(2)	X	X	X
E. Stanton McKee, Jr.	X*
David C. Nagel		X*
Ralph R. Smith(1)		X	X*
Caden Wang	X		X
Total meetings in fiscal year 2008	10	7	4

*	Committee chair in 2008

(1)	Messrs. Fink and Smith resigned in March 2009.

(2)	Mr. Maron was appointed to each of the Compensation Committee and Nominating and Corporate Governance Committee in May 2008.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors determined that each member of each committee in 2008 met the applicable rules and regulations regarding “independence” and that each member was free of any relationship that would interfere with his individual exercise of independent judgment with regard to LeapFrog.

In March 2009, our committee membership was changed as follows:

Committee Members	Audit	Compensation	Nominating and Corporate Governance
Paul T. Marinelli			X
Stanley E. Maron	X	X	X
E. Stanton McKee, Jr.	X*
David C. Nagel		X*
Philip B. Simon		X
Caden Wang	X	X	X*

*	Committee chair

Messrs. Simon and Marinelli were appointed to the Nominating and Corporate Governance Committee and Compensation Committee, respectively, in March 2008. While the board did not conclude that such directors were “independent” as defined in the NYSE listing standards, these committees are not required to be composed entirely of independent directors because we are a “controlled company,” as discussed in more detail above under “Independence of the Board of Directors.”

AUDIT COMMITTEE

The audit committee of our board of directors was established by our board in accordance with Section (3)(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the 1934 Act, and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on LeapFrog’s engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•	reviews, assesses and approves the annual audit plan for LeapFrog’s internal audit function;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in LeapFrog’s annual report on Form 10-K and quarterly reports on Form 10-Q and other financial disclosures; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chairman), Maron and Wang. The audit committee met 10 times during our 2008 fiscal year. The board has determined that all members of LeapFrog’s audit committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The audit committee has adopted a written audit committee charter that is posted on our website at www.leapfrog.com under About Us—Investor Relations—SEC Filings.

Our board of directors has determined that Mr. McKee, the Chairman of our audit committee, and Mr. Wang each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately held companies and as the chair of the audit committee of a public reporting company.

REPORT OF THE AUDIT COMMITTEE1

The audit committee consists of three directors, each of whom is an independent director in accordance with the rules and regulations of the NYSE.

The responsibilities of the audit committee include selecting an accounting firm to be engaged as LeapFrog’s independent registered public accounting firm and pre-approving any non-audit services provided by LeapFrog’s independent registered public accounting firm. Additionally, and as appropriate, the audit committee reviews and evaluates, and discusses and consults with LeapFrog management, LeapFrog internal audit personnel and the independent registered public accounting firm regarding the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of LeapFrog’s consolidated financial statements;

•	LeapFrog’s financial disclosure documents, including all financial statements, and reports filed with the SEC or sent to stockholders;

•	changes in LeapFrog’s accounting practices, principles, controls or methodologies, or in LeapFrog’s financial statements;

•	significant developments in accounting rules;

•	the internal audit function, including its plans, activities, personnel, processes for reporting and detecting errors, non-compliance with applicable law and policies, and fraud;

•	the adequacy of LeapFrog’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at LeapFrog that promotes ethical behavior.

Monitoring of Integrity of Financial Statements

The audit committee is responsible for recommending to the board of directors that LeapFrog’s financial statements be included in LeapFrog’s annual reports. In fulfilling this responsibility, prior to each of the releases of our financial results for 2008, the audit committee reviewed the quarterly and annual financial statements and discussed the financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm. At each of its meetings to discuss financial statements, management represented to the audit committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with management the significant accounting policies utilized by the company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. At each of these meetings to review the financial results, the audit committee met separately with the independent registered public accounting firm to review the results of its examination and the overall quality of the company’s financial and accounting reporting. In relation to the audited consolidated financial statements for 2008, the audit committee reviewed and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

Based on the discussions with management and Ernst & Young LLP concerning the audit, the audit committee’s review of the representations of management and the report of the independent registered public accounting firm to the audit committee, the audit committee’s independence review, as described below, and the

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933, amended, or the 1933 Act, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

review of such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board of directors that the financial statements be included in LeapFrog’s 2008 Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2008.

Oversight of Independent Registered Public Accounting Firm

The audit committee appoints the independent registered public accounting firm and reviews their performance and independence from management. The audit committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independent accountants’ independence from the company. Ernst & Young LLP reported that it is independent under applicable standards in connection with its audit opinion for the company’s 2008 financial statements.

As set forth in its charter, the audit committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm, provided that, as allowed under its charter, the audit committee has delegated to the chair of the audit committee the authority to grant such pre-approvals, provided that all approvals made by the chair are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the audit committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The fees paid to the independent registered public accounting firm for services performed for fiscal year 2008 are disclosed in this report under “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm—Independent Registered Public Accounting Firm Fee Information.”

Oversight of Assessment of Internal Control Over Financial Reporting

During 2008, management documented, tested and evaluated the company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The audit committee was kept apprised of the company’s progress by management and the independent registered public accounting firm at each regularly scheduled committee meeting as well as at specially scheduled meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the audit committee with its report on the effectiveness of the company’s internal control over financial reporting. The committee reviewed management’s assessment and the independent registered public accounting firm’s opinion on the effectiveness of internal control over financial reporting that were included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee

E. Stanton McKee, Jr. (Chairman)

Stanley E. Maron

Caden Wang

COMPENSATION COMMITTEE

The compensation committee reviews and approves the overall compensation strategy and policies for LeapFrog. The compensation committee reviews and approves corporate performance goals and objectives relevant to the compensation of LeapFrog’s executive officers and other senior management; reviews and recommends to the board for approval the compensation and other terms of employment of LeapFrog’s CEO; administers LeapFrog’s equity incentive and purchase plans, stock bonus plans and other similar programs; and reviews and recommends that the Compensation Discussion and Analysis section be included in this proxy statement. The compensation committee may form and delegate authority to subcommittees, as appropriate. Under this delegation authority, the compensation committee has formed a non-executive officer stock award committee, currently made up of LeapFrog’s CEO, that may grant stock awards to employees who are not executive officers (as that term is defined in Section 16 of the 1934 Act and Rule 16a-1 under Section 16 of the act) of LeapFrog, provided that this committee is authorized to grant only stock awards that meet the annual stock award grant guidelines approved by the compensation committee, which sets forth the number of shares that may be granted to persons based on level and the total number of shares that may be granted in any given year.

Our policy is that we will not time or select the grant dates for any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In addition, we have specific written policies regarding the selection of grant dates for stock options and stock-based awards made to our executive officers and employees. See the section entitled “Compensation Discussion and Analysis—Elements of Executive Compensation—Stock Award Grant Date Policy” in this proxy statement for information relating to this policy.

The compensation committee reviews and considers evaluations and recommendations from the Chief Executive Officer submitted to the compensation committee with respect to the compensation of other executive officers. The Chief Executive Officer is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee engaged Towers Perrin and, subsequently, Compensia Inc., as its compensation consultants. The compensation committee requested that the compensation consultants evaluate LeapFrog’s compensation practices and assist in developing and implementing the executive compensation program and philosophy. Towers Perrin developed a competitive peer group and performed analyses of competitive performance and compensation levels. The competitive peer group was re-analyzed by Compensia for the July 2008 meeting of the compensation committee and modifications recommended. The compensation consultants also met individually with members of the compensation committee and senior management to learn more about LeapFrog’s business operations and strategy, key performance metrics and target goals and the labor markets in which we compete. Towers Perrin developed recommendations that were reviewed and approved by the compensation committee for 2008, and Compensia’s recommended modifications to the peer group in preparation for 2009 were reviewed and ultimately approved in October 2008. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

The compensation committee is currently composed of four directors, Dr. Nagel (Chairman) and Messrs. Maron, Simon and Wang. Mr. Maron was appointed to the committee by the board of directors in May 2008. Messrs. Simon and Wang were appointed to the committee by the board in March 2009. The board has determined that all members of LeapFrog’s compensation committee are independent (as independence is defined in the NYSE listing standards), except, as permitted by NYSE listing standards for “controlled companies,” for Mr. Simon, President of Lawrence Investments. The compensation committee met seven times during our 2008 fiscal year. The compensation committee has adopted a written compensation committee charter that is posted on our website at www.leapfrog.com under About Us—Investor Relations—Corporate Governance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, in 2008, Dr. Nagel and Messrs. Fink, Maron and Smith served on our compensation committee. During the fiscal year ended December 31, 2008, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation Committee

David C. Nagel (Chairman)

Stanley E. Maron

Philip B. Simon

Caden Wang

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee, or governance committee, of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board (consistent with criteria approved by the board), reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the board regarding the membership of the committees of the board, assessing the performance of management and the board, reviewing the compensation paid to non-employee directors for their service on our board and its committees, and developing a set of corporate governance principles for LeapFrog. Our governance committee is currently composed of three directors, Messrs. Marinelli, Maron and Wang. Mr. Maron was appointed to the committee by the board of directors in May 2008. Mr. Marinelli was appointed to the committee by the board in March 2009. The board has determined that all members of the governance committee are independent (as independence is defined in the NYSE listing standards), except, as permitted by NYSE listing standards for “controlled companies,” for Mr. Marinelli, Vice President of Lawrence Investments. The governance committee met four times during our 2008 fiscal year. Our governance committee charter is posted on our website at www.leapfrog.com under About Us—Investor Relations—Corporate Governance.

The governance committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of LeapFrog, demonstrated excellence in his or her field, having the

[2]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the 1933 Act or the 1934 Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of LeapFrog and the long-term interests of stockholders. In conducting this assessment, the governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the governance committee reviews such directors’ overall service to LeapFrog during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the governance committee also determines whether the nominee must be independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. To date, LeapFrog has not received a timely recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock, except for the Mollusk Holdings recommendation for Messrs. Simon and Marinelli, both of whom were appointed to the board in March 2009.

The governance committee will consider director candidates recommended by stockholders. The governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the governance committee to become nominees for election to the board may do so by delivering a written recommendation to the governance committee at the following address: Chairman of the Nominating and Corporate Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2010 annual meeting of stockholders is a deadline of December 21, 2009. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board has documented its Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The nominating and corporate governance committee assists the board in implementing and enforcing the Corporate Governance Guidelines.

Corporate Governance Materials

Our Corporate Governance Guidelines, as well as the charters for each committee of the board, are posted on the investor relations section of our website at www.leapfrog.com under About Us—Investor Relations—Corporate Governance. In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

CODE OF ETHICS

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on the investor relations section of our website at www.leapfrog.com under About Us—Investor Relations—Corporate Governance. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfrog.com under About Us—Investor Relations—Corporate Governance.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

LeapFrog’s board has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders and other interested parties who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608. The board has established procedures for how we should deal with all direct communications. The board has directed that all communications will be compiled by our Corporate Secretary and submitted to the board or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to accounting, internal accounting controls or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on our website at www.leapfrog.com under About Us—Investor Relations—Corporate Governance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program and each element of compensation that we provide to our named executive officers. For purposes of this proxy statement, our “named executive officers” are our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our three other most highly compensated executive officers during 2008, and two individuals who would have been among the three other most highly compensated executive officers during 2008 but for the fact that these individuals were not serving as executive officers at the end of fiscal 2008, as reflected in the Summary Compensation Table below. The compensation philosophy discussed here is applicable to all of our named executive officers.

Executive Compensation Program Philosophy

Our compensation philosophy is to provide total compensation packages that reasonably, equitably and responsibly meet the following objectives:

•	Motivate and reward outstanding company performance and to a lesser extent individual performance.

•	Attract and retain talented employees who are motivated to perform at a high level and to contribute significantly to the achievement of our goals.

•	Align the efforts of our employees with the interests of our stockholders over the long term.

•	Effectively manage the total cost of executive compensation to the company.

Our compensation philosophy is implemented through the following key principles:

•

Providing a balanced mix of cash and equity-based compensation that we believe is suitable to motivate executives to achieve company goals while aligning their short- and long-term interests with those of our stockholders.

•

Ensuring that a significant portion of each executive’s compensation is variable or “at risk,” subject primarily to the performance of the company overall and secondarily to an individual’s performance toward short- and long-term goal achievement.

•	Paying base salaries that are competitive with levels in effect at companies with which we compete for talent.

•

Providing annual bonus opportunities intended to motivate executives and employees to achieve or exceed established operating goals and to generate rewards that maintain total compensation at competitive levels.

•

Providing equity-based incentives for executives and other key employees to ensure they are motivated over the long term to respond to our business opportunities and challenges as owners and not just as employees.

•

Targeting the key elements of executive compensation (base salary, annual bonus opportunity and equity incentives) to provide compensation packages for our executive officers individually and as a group at approximately the 50th percentile of similarly situated companies.

•

Providing flexibility such that target compensation for individual executive officers may vary above or below the median based on a variety of factors, such as the executive’s skill set relative to peers, experience and time in position, the criticality of the role to us, the difficulty of replacement, the individual’s performance and internal pay equity considerations.

•	Enabling executives and employees to accumulate savings toward retirement through our company-wide 401(k) plan.

Compensation Methodology

The compensation committee of our board of directors is responsible for the design, implementation and oversight of the executive compensation programs for our executive officers and reports to the full board of directors its discussions and actions. Typically, our CEO makes recommendations to the compensation committee regarding short- and long-term compensation for our named executive officers as well as our other executive officers based on company results, an individual executive’s contribution toward these results, performance toward goal achievement, market surveys and input from our Human Resources department and our independent compensation consultant. The compensation committee also recommends to the full board for approval all compensation matters related to our CEO. The compensation committee’s recommendations to the full board regarding CEO compensation are based on the compensation committee’s assessment of company and CEO performance, input from our outside compensation consultant, and other factors such as prevailing industry trends.

The compensation committee has engaged and uses the services of an outside compensation consultant to provide it with advice and guidance on design of our compensation programs and policies and relevant information regarding executive compensation at similarly situated companies, as well as relevant information about other market practices and trends. In July 2008, the compensation committee replaced our former compensation consultant, Towers Perrin, with a new compensation consultant, Compensia, Inc. Prior to the replacement, Towers Perrin had served as advisor to our compensation committee for approximately five years, and the committee believed it would be appropriate to engage a new firm as a matter of good corporate governance. Compensia is retained directly by the compensation committee and works under the direction of the compensation committee. We have not engaged Compensia for any other services, though it is possible that Compensia could be retained by the nominating and corporate governance committee to provide advisory services relating to board compensation. Compensia provides comment and guidance to the compensation committee and management in advance of compensation committee meetings on compensation proposals, including changes to compensation levels for any executive officers, the design of equity programs, and the design of compensation programs, such as severance and change-in-control policies, perquisites and other executive benefit programs. In addition, Compensia, reviews compensation materials prepared by management in advance of compensation committee meetings.

Annually, under the direction of the compensation committee, our compensation consultants have conducted reviews of the effectiveness and competitiveness of our total executive compensation packages, which includes reviewing base salaries, short- and long-term incentives, including cash bonuses and equity awards, and other executive benefits, by conducting benchmarking studies of our compensation peer group described below and analyzing the results of these studies, as well as data from third-party compensation surveys. The information provided is used to determine if the total compensation packages of our executive officers are competitive and if each element of those compensation packages is aligned with reasonable and responsible practices in our industry and geographic marketplace.

In early 2008, Towers Perrin and the compensation committee established a compensation peer group to determine competitive compensation levels for our executive officers. Previously, in 2007, Towers Perrin reviewed a cross section of competitors and related industries with a focus on toy, gaming and educational products and identified 18 companies from the toy, education, consumer goods, and prepackaged software industries as our “compensation peer group.” Based on a subsequent review of the 2007 peer group, Towers Perrin determined that the 2007 peer group should remain unchanged. The compensation committee reviewed and approved the 18 companies recommended by Towers Perrin at its February 28, 2008 meeting. The compensation peer group was composed of the following companies:

Activision, Inc.	CNET Networks, Inc.	Educate, Inc.
Electronic Arts Inc.	The Gymboree Corporation	Hasbro, Inc.
JAKKS Pacific, Inc.	Mattel, Inc.	McAfee, Inc.
McGraw-Hill Companies	Midway Games Inc.	Palm, Inc.
RC2 Corporation	Renaissance Learning, Inc.	Scholastic Corporation
Take-Two Interactive Software	THQ Inc.	John Wiley & Sons, Inc.

After its engagement, Compensia assisted our compensation committee in an effort to refine and update the peer group composition, establishing a list of “direct peers” and a separate list of “industry reference peers.” The direct peer group is intended to include companies whose market position and size more closely match ours. These companies are the primary companies we use to benchmark our executive officer and board compensation. These direct peer companies must meet at least three of the following six criteria:

Qualitative	Quantitative
Must be:	Must be 0.4x to 2.5x LeapFrog’s size in:
• In a related business or industry*,	• Revenues,
• A San Francisco Bay Area technology company, or	• Market capitalization, or
• A turnaround company	• Number of employees

*	Toys, educational products, consumer packaged goods for children, games (handheld, electronic, hardware or software), software or e-commerce

The compensation committee reviewed and approved the following 13 companies recommended by Compensia for inclusion in our direct peer group:

BlackBoard	Build A Bear Workshop	CyberSource
iRobot	JAKKS Pacific	K12
Midway Games	Openwave Systems	Palm
RC2	Real Networks	Renaissance Learning
THQ

An industry reference peer group was established as a secondary reference point for executive and Board pay program design and trends and best compensation practices. The industry peer group is composed of companies that provide toys, educational products, consumer packaged goods for children or games (handheld or electronic, hardware or software). The compensation committee reviewed and approved the following six companies recommended by Compensia for inclusion in our industry reference peer group: Activision, Electronic Arts, Hasbro, Mattel, Scholastic Corporation and The McGraw-Hill Companies.

The compensation committee approved these two peer groups after reviewing Compensia’s report and analyzing and comparing the various peer groups proposed by the two compensation consultants. The committee determined to eliminate from the peer groups five companies included in the previous peer group (Take Two Interactive Software, The Gymboree Corporation, Educate, Inc., McAfee, Inc., and John Wiley and Sons, Inc.) that the committee believed to be less relevant to LeapFrog because of their sizes and business focus. CNET Networks, Inc. was acquired during 2008 and therefore was removed from the peer groups. The seven new companies included in the current direct peer group (BlackBoard, Build-A-Bear Workshop, CyberSource, iRobot, K12, Openwave Systems, and Real Networks) were more similar to LeapFrog in size based on revenues, market capitalization and number of employees. The compensation committee determined that the remaining companies in the previous peer group were more appropriately included in the industry peer group than in the direct peer group because, while they operated in a very similar business or industry, they did not meet two or more of the other criteria established for the direct peer group. The new peer groups were approved by the compensation committee at their October 30, 2008 meeting. We believe the companies in our compensation peer groups represent a good cross-section of the companies against which we compete for talent or that are similar to us in size and business focus.

In addition to benchmarking studies of the compensation peer group, the compensation committee employs the collective experience and judgment of its members and advisors in determining the total compensation and the various components of the packages paid to our executive officers. The compensation committee has also historically taken into account input from other sources, including other independent members of the board, publicly available data relating to the compensation practices and policies of other companies within and outside of our industry, and the input of our CEO and Human Resources department. While the compensation committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the compensation committee finds that evaluating this information is an important part of its decision-making process and exercises its discretion in determining the nature and extent of its use.

In light of the current economic climate, the compensation committee considered in February 2009 the incentives provided by our executive compensation programs and whether they encouraged excessive risk taking or other behaviors that could have a negative impact on our long-term prospects. While the committee felt that our various compensation elements provided an appropriate balance of incentives that did not encourage our management to take unreasonable risks, they determined that the variable component of compensation (in particular our 2009 bonus program) should be modified for 2009 to reflect new business realities as we weather the recession. The adjustments to the bonus plan to emphasize cash management and achieving an operating profit are discussed in more detail in “Elements of Executive Compensation” below under “Performance-Based Annual Bonus Awards.”

Elements of Executive Compensation

The compensation committee has determined that a mix of cash and equity, along with severance, health and other benefits, be used in order to provide total compensation packages for our executive officers and others that meet our objectives as outlined above. The elements of our executive compensation are:

•	Base salary

•	Performance-based annual bonus awards

•	Equity incentive awards, including stock options and restricted stock units

•	Severance benefits

•	Other benefits and perquisites

The overall composition of an executive’s total compensation package is determined initially based on competitive market benchmarks provided by Compensia for the position and the skills and experience of the individual. Each year, the total compensation of executives is evaluated with respect to company performance, individual performance, changes in scope of responsibility and competitive market changes for each position. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews information provided by Compensia to determine the appropriate level and mix of incentive compensation for the year. While the determination of base salary and equity components are generally independent of the decisions regarding other elements of compensation, target bonus is expressed as a percentage of base salary and, therefore, dependent upon the determination of base salary. As a general matter, the level of compensation “at risk” increases with the executive’s level of responsibility.

Towers Perrin conducted for the compensation committee a comprehensive study of executive compensation in 2006, and that data was updated for 2008. The studies determined that LeapFrog’s executive compensation was approximately at the median competitive level for all elements of overall compensation for our executive officers.

For 2009, Compensia conducted for the compensation committee a study of the compensation of our executive officers for 2009 using the refined direct peer group and industry reference peer group, supplemented by data from a third-party compensation survey. The study indicated that our target direct total compensation for our executive officers (target total cash plus the value of ongoing equity awards) aligns with the market 40th percentile. The market data consisted of published survey data and direct peer data from proxy statements. The decline in value of stock awards granted in 2008 contributed to the decrease in the market percentile from the 2008 survey.

The specific compensation elements are described below with discussion of compensation decisions for each element with respect to the named executive officers.

Base Salary

The compensation committee reviews and determines the base salaries of our executive officers, including our CEO, on an annual basis, and it makes these determinations on a case-by-case basis upon the hiring of any new executive officers. In determining the total compensation package for a new executive officer, the compensation committee reviews market data for the position, the experience and skills of the candidate, total compensation at the candidate’s former employer, including any compensation that will be forfeited upon departure from the candidate’s former employer. For its annual review of compensation, with respect to determining base salaries, the compensation committee considers individual and company performance, potential of the executive officer to contribute to the long-term success of the company, scope of responsibilities and experience, and competitive salary practices. The study conducted by Compensia for 2009 indicated that our executive base salaries align with the market 55th percentile overall, although there was significant variation by individual.

Based on the overall performance of the company in 2007 and the comparative position of our executives’ salaries relative to the external market, the compensation committee determined in February 2008 that no base salary increases for our named executive officers were warranted with the exception of a 9.1% increase for Ms. MacIntyre, our Executive Vice President, Product, Innovation and Marketing, who joined us in January 2007. This increase was approved by the compensation committee in February 2008 and brought Ms. MacIntyre’s base salary to $300,000 from $275,000 annually. This salary change was recommended based on competitive data from our compensation peer group (the Towers Perrin list) as well as to address internal equity issues.

Due to business conditions, including the global economic crisis and the pervasive uncertainty surrounding 2009 revenue expectations, and based on the overall performance of the company in 2008, the compensation committee determined in February 2009 that no base salary increases for named executive officers were warranted for 2009.

Performance-Based Annual Bonus Awards

Annual performance bonuses are intended to motivate executives to achieve LeapFrog’s short-term goals and are designed to reward company performance and individual performance. The compensation committee approved executive goals for 2008 performance-based bonuses at its February 2008 meeting and determined executive bonus awards for 2008 performance at its February 2009 meeting. To determine bonus awards, the compensation committee first calculated the extent of the funding of the bonus pool. The potential size of the bonus pool is generally based upon the aggregate of the target bonuses (typically expressed as a percentage of salary) for which each employee is eligible. Funding is calculated by assessing company performance against the pre-determined financial measures described below to determine the amount of the company component of the bonus pool, which is then added to a pre-set individual portion of the bonus pool. After the bonus pool is calculated, the overall pool is generally allocated among employees, including executive officers, based on individual performance, using a multiplier percentage against their allocated portion of the bonus pool. However, for 2008, as discussed below, the committee determined that no bonuses would be paid to any of our executive officers from the bonus pool, either from the individual component or from the company performance component. For 2009, Compensia reviewed the bonus targets of our executive officers and determined that target bonus percentages were generally between the market 25th and 50th percentiles overall.

Under the 2008 bonus plan approved by the compensation committee in February 2008, our CEO, Mr. Katz, had an overall bonus target of 100% of his 2008 base compensation and our other named executive officers had overall bonus targets of 50% of their 2008 base compensation. For all our named executive officers, their individual portions of the bonus pool were funded with an amount equal to 20% of their target bonuses. The overall target bonuses are typically initially set in employees’ offer letters or employment terms and are based on competitive market data for their positions. The individual versus company portion allocation is determined by using competitive market practices and by our assessment of the amount of pay that should be at risk for our named executive officers. Percentages may be modified from year to year based on competitive market data or on changes to an employee’s position within the company.

The funding of the company performance portion of the bonus pool for 2008 performance was based on four company financial measures: (1) total 2008 net sales, (2) overall gross margin, (3) overall operating income and (4) achievement of a “momentum index,” which is a measure of projected 2009 operating income. The momentum index measure was implemented to provide incentives in 2007 during the “reload” phase of our turnaround strategy, which entailed the development of a strong new product line for 2008 to position us for sales growth, and was measured based on the 2007 projection for net sales of new products in 2008. In 2008, as we launched the product lines developed in 2007, the momentum index was modified to focus on projected operating income for 2009 to reflect the focus on profitability for 2009 and beyond, and the weighting of this measure was reduced from 40% to 10% of the overall company-performance portion of the bonus pool. Giving financial performance metrics more weight reflected our renewed focus on achieving our projected financial results in 2008, compared to a primary focus on product development for 2007. With each measure, there is minimum performance level required to trigger any funding of the company-performance portion of the bonus pool in any of the categories. If the minimum performance for any measure is achieved, 80% of the amount allocated to that measure is funded. If the target performance for any measure is achieved, 100% of the amount allocated to that measure is funded. If performance exceeds the target performance for any measure, up to 200% of the amount allocated to that measure is funded. In addition, as part of our 2008 bonus program, the compensation committee required that our actual 2008 net sales of new products achieve the level projected by the 2007 momentum index before the 2008 bonus pool could be funded for the 2008 net sales component.

The weighting of each measure and range of potential payout resulting from the achievement of each measure were approved by the compensation committee in February 2008 and were as follows:

Company Performance Measure	Weight
2008 net sales	30%
2008 gross margin	30%
2008 operating income	30%
Momentum index, which is based on projected 2009 operating income	10%

In 2008, our net sales were $459.1 million, we had an overall gross margin of 40%, and we had an operating loss of ($60.1 million). None of these met the minimum target amounts required by our 2008 bonus plan. Further, in February 2009, we projected 2009 operating income to be below the minimum performance level for our momentum index measure, resulting in no bonus payout on that company performance measure either. As a result, no company-performance bonuses were paid. This result is consistent with our philosophy that a sufficient portion of executive target bonuses be funded based solely on quantitative overall company performance measures. We believe this aligns the interests of our executives with those of our stockholders in achieving company operating goals.

While funding for the bonus pool as a whole was based on the calculations described above, the actual bonus payout for each of the named executive officers (other than the CEO) was to be determined under the 2008 bonus plan on the basis of the CEO’s evaluation of the individual performance of the named executive officer, in part with respect to overall achievement of his or her goals for the year, and in part with respect to the contributions and impact that his or her area of responsibility made to the achievement of key corporate accomplishments. In the case of the CEO’s bonus award, the compensation committee evaluates CEO performance and makes a recommendation to the full board. The amount of the bonus awards actually paid to our named executive officers can be less than or exceed the funded amount per person, as determined through performance reviews and subject to approval by the compensation committee.

While under the terms of the 2008 bonus plan, the individual component of the bonuses would have been funded with respect to 20% of the target bonus of each executive officer, the compensation committee determined at its February 2009 meeting that no bonuses would be paid to the CEO or any of the named executive officers. (Messrs. Moon and Pidel were not eligible for bonuses under the 2008 bonus plan because of their departure from the company in December 2008.) This determination was based primarily on our financial results, uncertainty about our performance in 2009 in light of the current recession, and our focus on cash management and achieving our goals in reducing our operating loss in 2009.

2009 Bonus Plan

In February 2009, the compensation committee approved a 2009 bonus plan with modifications from prior years. Taking into account the expected global economic environment through at least 2009, the committee determined that the 2009 bonus plan should be adjusted to reflect our priorities for a difficult environment over the coming year.

While retaining the same target bonuses and funding the individual component of the target bonuses in the same manner as in 2008, the 2009 bonus plan has a new structure for funding and paying out the company performance portion of target bonuses. The goal of the new company performance component of the 2009 bonus plan (which again represents 80% of any bonus funding for our executives as described in more detail below) represents a significant change from the bonus plans of recent years in that it focuses on managing cash flow and achieving an improved operating income rather than on achieving top-line product sales growth. As noted in “Compensation Methodology” above, while the committee felt that our various compensation elements provided an appropriate balance of incentives that did not encourage our management to take unreasonable risks relating to our business, they determined the variable component could be modified for 2009 to reflect new business realities as we weather the recession.

As in prior years, the extent of the actual funding of the bonus pool is determined by the compensation committee in its discretion. The target bonus pool again includes two components: (1) a company performance component (for executive officers, 80% of their respective target bonuses), which is calculated by assessing company performance against pre-determined financial measures as described below, and (2) an individual component (for executive officers, 20% of their respective target bonuses), which will be funded only if the threshold end-of-year 2009 operating income financial goal for the company performance component is achieved. After calculating the extent of the funding of the bonus pool, the pool is allocated among employees, including our executive officers, based on a review of individual performance, using a multiplier percentage against their allocated portion of the relevant component of the overall bonus pool.

For 2009, funding of the company component of the bonus pool will be based upon the following company performance goals: a quarterly cash balance goal and a year-end measure of operating profit or loss.

Quarterly Cash Balance Goals During Fiscal 2009.    With respect to the company performance component of the target bonus pool, 30% of that pool will depend upon achievement of specified quarterly cash balance goals. For each of the first three fiscal quarters of 2009, a cash balance goal has been set by the compensation committee based upon our operating plan for 2009. In any of the quarters, 80% to 100% of the cash balance element of the company performance amount allocated to that quarter can be funded. Accordingly, for achieving the 80% threshold or 100% target first quarter cash balance goal, 4% or 5%, respectively, of the total company performance component of the target bonus pool would be funded. For achieving the threshold or target second quarter cash balance goal, 8% or 10%, respectively, of the total company performance component would be funded. For achieving the threshold or the target third quarter cash balance goal, 12% or 15%, respectively, of the total company performance component would be funded. For achieving a cash balance between the threshold and target, the cash balance element for that quarter would be funded ratably.

However, if the cash balance goal were not fully achieved in any of the first three quarters, there would be an opportunity to “catch up” in the following quarters. For example, if the target cash balance goal were not fully achieved in the first quarter, but were fully achieved in the second quarter, the company performance component would be funded at the level of 15% minus the percentage funded in the first quarter. Similarly, if the target cash balance goal were fully achieved in the third quarter, the company component would be funded at the level of 30% minus the cumulative percentages funded in the first and second quarters. As an illustration, if only 4% of the company performance component is funded in the first quarter, up to 11% of the company performance component could be funded in the second quarter. If 0% is funded in the first quarter, up to 15% could be funded in the second quarter. If only 4% and 8% are funded in the first and second quarters, respectively, the amount funded in the third quarter could be up to 18% of the company performance component. Any actual bonuses resulting from this funding would be paid on a quarterly basis.

Operating Income or Loss Goal at Fiscal Year End.    With respect to the remaining 70% of the company performance component of the target bonus pool, funding will depend upon achievement, as of the end of the fiscal year, of an operating income or loss goal set by the compensation committee. Threshold, target and “stretch” goals (as explained in more detail below) for operating income or loss are to be set in July 2009 based on our operating plan for 2009 and data regarding our financial results and business expectations as of that time, with any actual bonuses resulting from this funding to be paid in early 2010.

The element of the company performance component of the target bonus pool related to the achievement of the operating income or loss goal would be funded at an 80% level if the threshold goal were achieved, at 0% if the threshold goal were not achieved, and at 100% if the target goal were fully achieved. For achieving operating income or loss between the threshold and target, the operating income or loss component would be funded ratably. In addition, if we achieve more than the target goal, this element would be funded ratably up to a maximum level of 120% based on the difference between the target goal and the stretch goal. For example, achieving an operating income midway between the target goal and the stretch goal set by the bonus plan for the year would result in funding of 110% of the operating income or loss element and 77% of the company performance component of the target bonus pool. The 120% top end of the potential bonus that could be funded for the operating income or loss element is set lower than our traditional 200% maximum in recognition of the fact that the operating income or loss goals will not be finally set until the July 2009 board and committee meetings.

The following table illustrates different possible scenarios for funding of the company component of the bonus pool relative to achievement of the operating income or loss goal:

Operating Income (Loss) Element Funding Illustration

(Full Year) (70% of Company Performance Component)

Operating Income (Loss)	% of Operating Income or Loss Element of Company Performance Bonus Component	% of Company Performance Bonus Component	% of Executive Target Bonus Pool
Threshold	80%	56%	44.8%
Target	100%	70%	56.0%
Stretch	Up to 120%	Up to 84%	67.2%

The compensation committee has considered and will consider the likelihood of achievement when recommending and approving, respectively, the company performance goals and the bonus plan structures in 2008 and 2009, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure. When it set operating profit as the dominant goal in the 2009 bonus plan, the committee believed that the goal was appropriate because operating profit will be one of our most significant measures of performance and sustainability. As noted above, the committee has not yet established the specific target for operating profit under the plan’s company component. The committee strives to establish targets so that 80% funding is achievable and 100% would be challenging. Any amounts in excess of 100% of the target are thought to be stretch goals that will be difficult to achieve and will require exceptional skill and effort. We believe this held true for the targets in both our 2008 plan when it was established, and for the 2009 plan. For fiscal 2009, the committee noted that the performance required for achieving the company performance goals at target level is likely to be particularly challenging because of extremely difficult economic conditions, but designed the bonus plan to reward exceeding expectations while ensuring that the bulk of any company performance component is funded only if there is sufficient profit to do so.

Equity Incentive Awards

We believe that granting equity incentive awards to our key employees is a critical way to meet the objectives of our compensation philosophy of attracting and retaining talented executives, motivating and rewarding outstanding company and individual performance, and aligning the interests of our executive officers with those of our stockholders. LeapFrog employees are granted equity incentive awards on the basis of performance against short- and long-term goals, the employee’s then-current equity holdings and our assessment of the potential of the employee to provide long-term value to the company. For 2009, Compensia reviewed the equity awards granted to our executive officers and determined that equity award levels were generally competitive with approximately the market 65th percentile after adjusting the reference market data downward by 50% to approximate the general decline in stock prices among peer group issuers (30th percentile before the adjustment).

We grant a combination of equity awards to our executives and other key employees, including time-vested restricted stock units, or RSUs, and time-vested stock options, and we refer to them collectively as “stock awards.” In general, we make grants of stock awards to our executive officers as part of their initial compensation packages, and we make subsequent grants of stock awards on an annual basis. Historically, these annual grants of stock awards have not been made at a set time of the year. In early 2007, the compensation committee decided to grant these annual stock awards in the fall of each year. In August 2008, the compensation committee approved grants to our executive officers, including our named executive officers. Consistent with our stock granting policy (described below), the grants of those stock awards became effective and were priced in mid-September 2008 in accordance with our existing stock award granting policy described below.

Guidelines for the size of equity awards granted to each level of employee are reviewed annually and benchmarked against peer compensation group companies by our outside executive compensation consulting firm. This review and analysis serves to evaluate the competitiveness of the prospective value of grants awarded by us to our employees and to monitor our equity usage levels relative to peer compensation group companies and in relation to the published guidelines of proxy-voting advisory firms such as RiskMetrics Group’s ISS Governance Services. Towers Perrin, our outside consulting firm until July 2008, prepared proposed 2008 equity grant guidelines, which were reviewed and approved by the compensation committee in February 2008.

Like our 2007 equity grant guidelines, our 2008 equity grant guidelines resulted in grant levels below median competitive grant levels in order to manage overall share usage through 2009. In 2008, the guideline grant levels were approximately 30% below median competitive grant levels determined by Towers Perrin, compared to 20% in 2007. Also in line with past guidelines, the 2008 guidelines provide that the annual stock award grant value is to be split so that 50% of the grant value is provided through stock options and 50% is provided through RSUs. Consistent with option valuations and past practice, we generally grant stock options and RSUs to our employees at a ratio of approximately two option shares for every one RSU. This ratio reflects the relative expense to the company for financial statement purposes of a stock option compared to a full value share award like an RSU. Similarly, in accordance with the terms of our equity incentive plan, we deduct from the pool of shares available for issuance under the plan two shares for each RSU granted and one share for each option share granted. Under our equity grant guidelines, grants for new hires are made entirely in the form of stock options, except in special cases.

Stock Award Granting Policy. Our general policy for stock award grants is that we will not seek to time or select the grant dates of stock options or other stock awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. We also have a specific policy regarding the grant dates of stock options and other stock awards, including stock awards made to our executive officers. That policy provides that the grant date of all awards is to be the 15th day of the month subsequent to the month in which the award is approved by the board (or the next succeeding business day that the NYSE is open). Accordingly, we have 12 preset grant dates during a calendar year (i.e., the 15th of each month, except as adjusted due to weekends and holidays). The exercise price of each award equals the closing price of our common stock on the trading day immediately preceding the grant date, in accordance with the terms of our equity plan.

Stock Options. The compensation committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. Appreciation of our stock price will benefit both stockholders and employees that are option holders. Option grants made to our executive officers typically have a four-year vesting period and a strike price equal to 100% of the fair market value of the underlying Class A common stock, as defined under our equity plan. Employees, including our executive officers, are generally eligible for “new hire” grants upon initial hire, and then annually thereafter, based on factors including individual performance and total equity position, anticipated future contribution to our success, and alignment among similarly situated employees.

In August 2008, the compensation committee approved the grant of stock options to our named executive officers as part of our annual equity grant process. Mr. Katz was awarded an option to purchase 178,500 shares, Mr. Chiasson was awarded an option to purchase 51,000 shares, Mr. Dodd was awarded an option to purchase 53,250 shares, Ms. MacIntyre was awarded an option to purchase 70,000 shares, Mr. Campbell was awarded an option to purchase 21,200 shares, Mr. Moon was awarded an option to purchase 15,900 shares, and Mr. Pidel was awarded an option to purchase 21,000 shares. All stock option awards for these named executive officers had an exercise price of $9.33 per share and were granted effective September 15, 2008 in accordance with our stock award granting policy. These options vest in 48 equal monthly installments from September 15, 2008.

These awards were primarily based on the 2008 equity guidelines developed by Towers Perrin and approved by the compensation committee in February 2008. However, the compensation committee decided not to grant RSUs to our executive officers, including the named executive officers, in light of the fact that our recently-completed option exchange program discussed below had already provided a potentially significant benefit to our executives. The number of RSUs that our named executive officers would otherwise have been granted were replaced by options to purchase the same number of shares. Stock option awards for each of the named executive officers (other than the CEO) were recommended by the CEO upon consideration of a number of factors, including the executive’s overall performance in 2007 and the first portion of 2008, strategic impact on the company, and current equity holdings compared to similar positions within our peer compensation peer group. The compensation committee approved the stock option award to Mr. Katz by reviewing his overall performance in achieving corporate and individual goals in 2007 and the first portion of 2008 and his total direct compensation compared to CEOs in our compensation peer group.

Restricted Stock Units (RSUs). Restricted stock units, or RSUs, represent full-value shares of Class A common stock. Because RSUs are full value, our practice is to grant fewer shares under RSUs as compared to options since RSUs have a greater fair value per share than options. Granting RSUs allows us to deliver competitive compensation value to our key employees and strengthen the retention power of the equity grant program while, at the same time, reducing the amount of potential dilution for all stockholders. RSUs are primarily a retention vehicle, as the stock continues to have value even when the stock price declines. In addition, RSUs can serve as a valuable recruitment tool by offering immediate equity value in our common stock, which can help us attract talented executives who might forfeit valuable equity stakes at their current employers in order to join us. Shares of our common stock are not issued when an RSU is granted. Instead, once an RSU vests, one share of our common stock is issued for each share of RSU vested. RSUs vest at the rate of 25% on each of the four anniversaries of the vesting commencement date. However, as discussed above, the compensation committee did not grant RSUs to our named executive officers in the 2008 annual grant process.

Stock Option Exchange Program. In early 2008, the compensation committee reviewed our use of equity incentives and noted that a large number of issued stock options were no longer serving as effective incentive or retention tools, yet were being recorded as compensation expense by us and contributing to our potential employee equity overhang. In February 2008, the compensation committee recommended to the full board, and the board subsequently approved, a stock option exchange program, under which our directors and employees would be offered the opportunity to exchange eligible out-of-the-money stock options for new options having an exercise price per share equal to the higher of (a) $7.50 per share or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date the new options were granted (the “Exchange Price”). Under the program, outstanding stock options with an exercise price greater than the Exchange Price were eligible to participate. The new options issued in the exchange program covered fewer shares at a lower exercise price than the options surrendered for cancellation. The exchange ratio was set to result in the same fair value for the new options as for the options surrendered for cancellation so the exchange had only a very minor impact on our income statement.

The compensation committee concluded that our executive officers should be eligible to participate in the option exchange program to provide them with improved incentives to increase stockholder value, increase the retention value of outstanding options and reduce the total number of potential shares directed towards employee incentive programs—all at virtually no expected additional compensation expense to the company for accounting purposes. Many of our senior executives, including all of our named executive officers, were previously granted “tiered” options to purchase shares of our stock at then fair market value as well as at strike prices that were approximately 133% and 166% of then fair market value. Those who elected to surrender tiered options in the program received in exchange option grants with a similar tier structure with the result that the new options would include the same proportions of out-of-the-money strike prices as the surrendered options.

The stock option exchange program was approved by stockholders on June 5, 2008 and the exercise price of the replacement options was set at $9.14, $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the date the new options were granted on June 9, 2008.

A total of 103 employees participated in the option exchange program, including three of our named executive officers: Messrs. Katz and Chiasson and Ms. MacIntyre. Mr. Katz exchanged options to purchase 2,681,250 shares with exercise prices ranging from $10.30—$16.67 for options to purchase 2,237,312 shares with exercise prices ranging from $9.14—$14.79. Mr. Chiasson exchanged options to purchase 382,000 shares with exercise prices ranging from $9.33—$15.49 for options to purchase 288,264 shares with exercise prices ranging from $9.14—$15.17. Ms. MacIntyre exchanged options to purchase 100,000 shares with exercise prices ranging from $10.39—$17.25 for options to purchase 84,780 shares with exercise prices ranging from $9.14—$15.17.

Severance Benefits

In 2007, the compensation committee approved our Executive Management Severance and Change-in-Control Plan, or Severance Plan. All of our named executive officers may receive benefits under the Severance Plan, with the exceptions of Mr. Katz, who is not eligible to participate in these plans and instead is eligible to receive benefits under the severance and change-in-control provisions that are part of his employment agreement.

Prior to the approval of these plans, our executive officers frequently had individually negotiated severance agreements. The plans were developed to achieve three objectives: (1) to minimize distraction and risk of departure of executives and senior management in the event of a potential change-in-control transaction involving LeapFrog; (2) to provide consistency in benefits among our executive officers and senior management; and (3) to align our severance benefits for executives and senior management with competitive practice. In addition, the compensation committee took into account the multi-year nature of our turnaround plan and the historic and anticipated continued volatility of our stock price and operating results. In 2007, the compensation committee engaged Towers Perrin to review the severance plans and to benchmark the benefits against compensation peer group practices and overall market practices. The plans were intended to replace previously negotiated severance benefits set forth in employment offer letters or to provide benefits for those executive officers and senior management who had no benefits in place. In order to determine an appropriate level of severance and change-in-control benefits, Towers Perrin reviewed data from three general industry surveys and conducted a review of the severance practices employed by our compensation peer group companies.

Under the terms of the Executive Management Severance Plan, the named executive officers other than Mr. Katz are eligible to receive the benefits described in the Severance Plan if the executive is terminated “without cause” or resigns for “good reason.” Our Severance Plan excludes performance-based terminations from severance protection. For more discussion regarding the definition of “without cause” and “good reason” under the Severance Plan, please see the section in this proxy statement entitled “Potential Payments Upon Termination or Change in Control” below.

In general, if any of the named executive officers is terminated without cause or voluntarily terminates for good reason, the Severance Plan provides for the payment of 12 months of base salary paid in semi-monthly installments and 12 months of COBRA benefits. If the termination occurs during the period beginning three months before and ending 12 months after a change in control of LeapFrog, the Severance Plan provides for 24 months of base salary paid in a lump sum, payment of 200% of the named executive officer’s target bonus, 24 months of COBRA benefits and acceleration of vesting of all stock awards held by the named executive officer. Additional information regarding the severance benefits for which our named executive officers are eligible is provided below under the heading “Potential Payments Upon Termination or Change in Control.” None of the executive officers is entitled to any tax gross-up benefits under the Severance Plan.

Mr. Katz is eligible to receive severance benefits under his employment agreement, the terms of which were reviewed and approved by our board upon the hiring of Mr. Katz as our CEO and President in July 2006. The terms of Mr. Katz’s severance benefits are described below under the heading “Potential Payments Upon Termination or Change in Control.”

As part of our November 2008 reduction in force, Messrs. Moon and Pidel left the company in December 2008. Both Messrs. Moon and Pidel were eligible to receive severance benefits under the Severance Plan. In addition, given the significant remaining term for Mr. Pidel’s mortgage assistance if he remained with LeapFrog, the compensation committee approved a payment of $45,000 to Mr. Pidel representing an extension of his mortgage interest assistance payments under his offer letter with us. More information concerning the severance benefits paid to Messrs. Moon and Pidel is provided below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits and Perquisites

While the compensation committee seeks to offer benefits that are competitive with companies with which we compete for talent, it also seeks to limit, in a reasonable and responsible manner, the level of perquisites offered. The compensation committee reviews and approves any benefits we provide to our executive officers. Employee benefits include healthcare coverage and opportunity to participate in our 401(k) plan and our employee stock purchase plan. These benefits are generally available to all full-time employees, with no additional elements for our executive officers other than an additional week of vacation. We do not offer guaranteed retirement or pension plan benefits.

In addition, in light of the high cost of housing in the San Francisco Bay Area relative to other parts of the country, we have offered relocation reimbursements and mortgage interest differential payments for newly hired executives who need to relocate to the area from lower cost locations. The amount and duration of the payment is typically negotiated and set in the offer letter or employment agreement for the relevant executive, and has typically been for approximately three years of monthly payments. For our named executive officers, the value of these benefits is described in the Summary Compensation Table and the related footnotes.

Under his employment offer letter, Mr. Moon received mortgage interest assistance through March 2008 depending on his continued employment and we paid him $5,982 in 2008 under this arrangement. Mr. Pidel also received reimbursements for his relocation expenses as part of his employment package. In 2008, we paid Mr. Pidel an aggregate of $78,000 in relocation expense reimbursements, including mortgage interest assistance payments of $3,000 per month for the eleven months of his 2008 tenure with us, plus a $45,000 lump sum payment representing a continuation of his mortgage interest subsidy.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. Our 2002 Equity Incentive Plan includes certain provisions intended to allow us to qualify performance share grants as “performance-based” compensation under Section 162(m), although, in February 2007, we discontinued our performance share program. In addition, grants of stock options under our 2002 Equity Incentive Plan are also designed to qualify as “performance-based,” provided the grants have exercise prices of no less than 100% of fair market value on the date of grant and do not exceed a calendar year total grant limit for each optionee that is set forth in the 2002 Equity Incentive Plan. We generally intend to grant stock options to our executives in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

The compensation committee believes it is appropriate for us to retain the flexibility to pay compensation above $1.0 million if warranted based upon exceptional company and individual performance, and thus, from time to time, we may pay compensation to executives that is not deductible, including grants of equity and cash bonuses.

SUMMARY COMPENSATION INFORMATION

The following table shows compensation awarded, paid to or earned by, our “named executive officers.” The named executive officers for 2008 are our CEO, our CFO, our other three most highly compensated executive officers in 2008, and two individuals who would have been among the three most highly compensated executive officers but for the fact that such individuals were not serving as an executive officer at the end of fiscal 2008. The table shows compensation for 2008 and, where the individual was a named executive officer in the relevant prior year, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)*		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
Jeffrey G. Katz (3)	2008	607,800		—		105,516	3,109,754	—		2,000	(4)	3,825,070
Chief Executive Officer, President and Chairman	2007	604,550		—		30,271	2,958,138	600,000	(5)	5,250	(6)	4,198,209
	2006	300,000		365,000	(7)	—	1,441,928	—		107,825	(8)	2,214,753

William B. Chiasson	2008	312,800		—		70,695	445,034	—		2,000	(9)	830,529
Chief Financial Officer	2007	309,550		—		58,009	503,081	130,011	(10)	5,250	(11)	1,005,901
	2006	301,250		—		40,485	349,342	61,000	(12)	9,800	(13)	761,877

Michael J. Dodd	2008	292,200		—		91,560	227,526	—		—		611,286
Senior Vice President, Supply Chain and Operations	2007	289,200		—		78,818	192,028	170,050	(14)	3,000	(15)	733,096
	2006	270,769		—		73,772	61,279	57,000	(16)	87,332	(17)	550,142

Nancy G. MacIntyre (18)	2008	295,833		—		17,586	162,850	—		2,000	(19)	478,269
Executive Vice President, Product, Innovation and Marketing	2007	250,144		75,000	(20)	5,045	105,634	150,000	(21)	2,000	(22)	587,823

William K. Campbell	2008	244,050		—		42,601	166,850	—		2,000	(23)	455,501
Senior Vice President, Consumer Sales

Robert L. Moon (24)	2008	278,667	(25)	—		65,230	199,158	—		306,363	(26)	849,418
Former Senior Vice President, Chief Information Officer

Martin A. Pidel (27)	2008	240,545	(28)	—		17,586	103,757	—		358,845	(29)	720,733
Former Executive Vice President, International	2007	245,353		137,500	(30)	5,045	77,593	75,000	(31)	94,041	(32)	634,531

*	The “Bonus” column includes sign-on and other bonus payments that are not part of our annual bonus plan. Annual bonus plan payments are included in the column entitled “Non-Equity Incentive Plan Compensation.”

(1)	The value shown for the stock awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with FAS 123R and include amounts attributable to awards granted in and prior to the applicable year. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the “Grants of Plan-Based Awards” table below for more information regarding stock awards granted in 2008. The assumptions made in the valuation of the stock awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2008, 2007 or 2006, as applicable.

(2)

The value shown for the option awards is based on the dollar amount of the compensation cost of the awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with FAS 123R and include amounts attributable to awards granted in and prior to the applicable year. However, as required, amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the “Grants of Plan-Based Awards” table below for more information regarding option awards granted in 2008. The assumptions made in the valuation of the option awards are discussed in Note 14, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2008, 2007 or 2006, as applicable.

(3)	Mr. Katz became our CEO and President in July 2006.

(4)	Mr. Katz received $2,000 in matching grants made to his 401(k) savings plan.

(5)	Bonus awarded to Mr. Katz in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(6)	Mr. Katz received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his base salary. Mr. Katz also received $2,000 in matching grants made to his 401(k) savings plan.

(7)	Under the terms of his employment agreement, Mr. Katz received a sign-on bonus of $300,000. In May 2007, the compensation committee approved a special bonus of $65,000 for Mr. Katz in recognition of his individual performance towards the achievement of total company performance goals during 2006.

(8)	Mr. Katz received relocation assistance in the amount of $51,572 and $9,770 in tax gross-up payments related to such relocation assistance, $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $3,900. Mr. Katz also received $40,583 in board fees for the period January 2006 through June 2006, when he served as a non-employee member of our board of directors, as well as a member of our audit, nominating and corporate governance and strategy committees.

(9)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan.

(10)	Bonus awarded to Mr. Chiasson in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(11)	Mr. Chiasson received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his or her base salary. Mr. Chiasson also received $2,000 in matching grants made to his 401(k) savings plan.

(12)	Bonus awarded to Mr. Chiasson in February 2007 under our 2006 bonus plan and based on the achievement of individual performance goals and achievements for 2006.

(13)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan and an annual automobile allowance of $7,800.

(14)	Bonus awarded to Mr. Dodd in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(15)	Mr. Dodd received an automobile allowance of $3,000 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his or her base salary.

(16)	Bonus awarded to Mr. Dodd in February 2007 under our 2006 bonus plan and based on the achievement of individual performance goals and achievements for 2006.

(17)	Mr. Dodd received relocation assistance in the amount of $50,616 and $29,506 in tax gross-up payments related to such relocation assistance, and an annual automobile allowance of $7,200.

(18)	Ms. MacIntyre became our Executive Vice President, Product, Innovation and Marketing, in February 2007.

(19)	Ms. MacIntyre received $2,000 in matching grants made to her 401(k) savings plan.

(20)	Under the terms of her employment agreement, Ms. MacIntyre received a sign-on bonus of $75,000, which was intended to replace a 2006 bonus from her previous employer that she was forfeiting to join us.

(21)	Bonus awarded to Ms. MacIntyre in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(22)	Ms. MacIntyre received $2,000 in matching grants made to her 401(k) savings plan.

(23)	Mr. Campbell received $2,000 in matching grants made to his 401(k) savings plan.

(24)	Mr. Moon had been our Senior Vice President, Chief Information Officer since December 2006 and he departed the company in December 2008.

(25)	Mr. Moon’s salary amount reflects his salary paid through December 2008.

(26)	Under the Severance Plan, Mr. Moon was awarded severance of $277,600 to be paid over 12 months in semi-monthly installments ending December 1, 2009. He also received relocation assistance of $5,982, and a $20,781 payout of his vacation balance. Mr. Moon also received $2,000 in matching grants to his 401(k) savings plan.

(27)	Mr. Pidel became our Executive Vice President, International in January 2007 and departed the company in December 2008.

(28)	Mr. Pidel’s salary amount reflects his salary paid through December 2008.

(29)	Under the Severance Plan, Mr. Pidel was awarded severance of $250,000 to be paid over twelve months in semi-monthly installments ending December 1, 2009. He also received relocation assistance of $78,000, including mortgage interest assistance of $33,000 paid during 2008, a $45,000 lump sum payment representing a continuation of mortgage interest assistance as part of his severance benefits, and a $28,845 payout of his vacation balance. Mr. Pidel also received $2,000 in matching grants to his 401(k) savings plan.

(30)	In February 2007, the compensation committee approved a bonus of $62,500 for Mr. Pidel as part of his new hire compensation package to replace a bonus that he would have received from his former employer related to his performance in 2006, as well as certain unvested stock awards, that Mr. Pidel was forfeiting in order to join us. Under the terms of his offer letter, Mr. Pidel also received a sign-on bonus of $75,000.

(31)	Bonus awarded to Mr. Pidel in February 2008 under our 2007 bonus plan and based on the achievement of corporate and individual performance goals and achievements for 2007.

(32)	Mr. Pidel received relocation assistance in the amount of $78,760 and $13,281 in tax gross-up payments related to such relocation assistance, and $2,000 in matching grants made to his 401(k) savings plan.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)(5)	Exercise or Base Price of Option Awards ($/Sh) (5)(6)	Closing Market Price on Grant Date ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards (7)

			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Jeffrey G. Katz	2/28/08		486,240	607,800	1,215,600
Chief Executive Officer and President	6/9/08	6/5/08	—	—	—	—	22,976	9.14	9.07	2
	6/9/08	6/5/08	—	—	—	—	919	9.14	9.07	0
	6/9/08	6/5/08	—	—	—	—	1,030,989	9.14	9.07	0
	6/9/08	6/5/08	—	—	—	—	661,090	11.82	9.07	1
	6/9/08	6/5/08	—	—	—	—	123,954	11.82	9.07	0
	6/9/08	6/5/08	—	—	—	—	397,384	14.79	9.07	0
	9/15/08	8/29/08	—	—	—	—	178,500	9.33	9.11	801,483

William B. Chiasson	2/28/08		123,820	154,775	309,550
Chief Financial Officer	6/9/08	6/5/08	—	—	—		81,414	9.14	9.07	3
	6/9/08	6/5/08	—	—	—	—	16,495	9.14	9.07	1
	6/9/08	6/5/08	—	—	—	—	85,836	9.14	9.07	3
	6/9/08	6/5/08	—	—	—	—	42,193	12.16	9.07	0
	6/9/08	6/5/08	—	—	—	—	41,516	15.17	9.07	0
	6/9/08	6/5/08	—	—	—	—	20,810	9.14	9.07	1
	9/15/08	8/29/08	—	—	—	—	51,000	9.33	9.11	228,995

Michael J. Dodd	2/28/08		115,680	144,600	289,200
Senior Vice President, Supply Chain and Operations	9/15/08	8/29/08	—	—	—	—	53,250	9.33	9.11	239,098

Nancy G. MacIntyre	2/28/08		120,000	150,000	300,000
Executive Vice President, Product, Innovation and Marketing	6/9/08	6/5/08	—	—	—	—	43,507	9.14	9.07	2
	6/9/08	6/5/08	—	—	—	—	20,972	12.16	9.07	1
	6/9/08	6/5/08	—	—	—	—	20,301	15.17	9.07	0
	9/15/08	8/29/08	—	—	—	—	70,000	9.33	9.11	314,307

William K. Campbell	2/28/08		97,620	122,025	244,050
Senior Vice President, Consumer Sales	9/15/08	8/29/08	—	—	—	—	21,200	9.33	9.11	95,190

Robert L. Moon	2/28/08		111,040	138,800	277,600
Former Chief Information Officer	9/15/08	8/29/08	—	—	—	—	15,900	9.33	9.11	71,393

Martin A. Pidel	2/28/08		98,141	122,676	245,353
Former Executive Vice President, International	9/15/08	8/29/08	—	—	—	—	21000	9.33	9.11	94,292

(1)

Our board has adopted a policy regarding the grant dates of stock options and stock-based awards under which the grant date of all awards to named executive officers will the 15th day of the month subsequent to the month in which the award is approved by the board or compensation committee (or the next succeeding business day that the NYSE is open). The exercise price of all awards will equal the closing price of our common stock on the trading day immediately preceding the grant date. In the case of options granted in connection with the stock option exchange program described in footnote 5 below, the grant date was set in accordance with the terms of the exchange program.

(2)	In February 2008, our board approved the non-equity incentive plan under which “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. The actual cash incentive award payout is determined using multiple financial and non-financial metrics. The threshold payment amount is 80% of the target amount, if all incentive plan metrics are achieved at the threshold performance level. If performance against all incentive plan metrics is below the threshold, the payout is zero. The maximum payment is 200% of the target amount. In February 2009, the compensation committee and board determined that no bonus awards would be paid to our executive officers under the 2008 bonus plan, as discussed in this proxy statement in “Compensation Discussion and Analysis” under “Performance-Based Annual Bonus Awards.” However, we have presented the estimated future payouts to show what the levels could have been assuming sufficient funding of the bonus pool.

(3)	Restricted stock units are granted under the 2002 Equity Incentive Plan and, consistent with the grants to the other employees, vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date. On each vesting date, any vested shares subject to the restricted stock unit grants are automatically issued and immediately released to the employee.

(4)	Options vest over a four-year period in 48 equal monthly installments, consistent with grants to other employees.

(5)	Messrs. Katz and Chiasson and Ms. McIntyre participated in our one-time option exchange program approved by stockholders on June 5, 2008. New options were granted on June 9, 2008 on a value-for-value basis with similar terms and conditions to the original grants, except that, for any option shares that were already vested or would have been vested by June 9, 2009 under tendered options, the vesting was reset as to the same percentage of shares subject to the new award so that such new option shares would vest on June 9, 2009. Any remaining shares subject to the new award would vest in accordance with the original vesting schedule. Each of our named executive officers has previously been granted “tiered” options to purchase shares of our stock at then fair market value as well as at strike prices that were approximately 133% and 166% of then fair market value. Named executive officers who elected to surrender tiered options in the program received in exchange option grants with a similar tier structure, with the result that the new options would include the same proportions of out-of-the-money strike prices as the surrendered options. See accompanying footnotes to the Outstanding Equity Awards at December 31, 2008 table for more details regarding the exchange.

(6)	As provided in the 2002 Equity Incentive Plan, we grant options to purchase our common stock at an exercise price equal to the closing market price of our common stock on the trading day immediately preceding the date of grant.

(7)	Represents the full fair value or, in the case of replacement options granted in our option exchange program, the incremental fair value, of the option or award computed as of the grant date in accordance with SFAS 123R. Where incremental fair value of a grant is shown, the amount is net of the value of options canceled in exchange for the grant. See Note 14 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.

Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Both the “Summary Compensation” table and the “Grants of Plan-Based Awards in Fiscal 2008” table reflect terms contained in the employment agreement that LeapFrog entered into with Mr. Katz, who began employment with LeapFrog on July 3, 2006. Mr. Katz’s employment agreement provides for an annual base salary of $600,000 and a sign-on bonus of $300,000. Mr. Katz is eligible to receive an annual bonus based on his achievement of certain individual objectives and LeapFrog financial performance measures established by the board, at the target bonus opportunity level of 100% of Mr. Katz’s annual base salary and at a maximum 200% of his annual base salary for exemplary performance pursuant to stretch-level objectives. Mr. Katz must be an active employee of LeapFrog through and as of the last day of each bonus year in order to be eligible to receive a bonus for that year. Mr. Katz was eligible to and did receive a bonus for performance in 2006, prorated for his partial year of service in 2006. For the first year of Mr. Katz’s employment, until Mr. Katz established a permanent residency in the San Francisco Bay area, we reimbursed him for reasonable expenses incurred in commuting between the San Francisco and Los Angeles areas. For adjustments to his base salary and actual bonuses, please see the Summary Compensation Table and the related footnotes below. In addition, Mr. Katz’s employment agreement provided for the severance benefits described below under the heading “Potential Payments Upon Termination or Change in Control” and grants of various stock awards described below under the Grants of Plan-Based Awards in Fiscal 2008 table.

Effective July 6, 2006, Mr. Katz was granted the following awards of nonstatutory stock options (the “Options”) to purchase shares of LeapFrog’s Class A Common Stock (“Common Stock”): (1) an option, pursuant to our 2002 Equity Incentive Plan (the “Plan”), to purchase 1,200,000 shares of Common Stock at a per-share exercise price of $10.30, which price was equal to the fair market value (as defined under the Plan) of a share of Common Stock on the grant date; (2) an option pursuant to the Plan to purchase 800,000 shares of Common Stock at a per-share exercise price of $13.33; (3) an option in the form of a special inducement grant outside the Plan to purchase 150,000 shares of Common Stock at a per-share exercise price of $13.33; and (4) an option in the form of a special inducement grant outside the Plan to purchase 500,000 shares of Common Stock at a per-share exercise price of $16.67. Each of the options had a ten-year term and vested over a four-year period with 25% of the shares subject to each of the options vesting upon Mr. Katz’s completion of one year of continuous employment service and 1/48 of the shares vesting for each month of continuous service thereafter. Each option granted under the Plan is subject to all terms and conditions set forth in the Plan and in a stock option grant notice and stock option agreement substantially in the forms attached to the agreement, and each option granted outside the Plan is governed by terms substantially similar to those of the Plan. Subsequently, Mr. Katz tendered his options for cancellation in exchange for new lower-priced options under LeapFrog’s option exchange program. On June 9, 2008 new options were granted on a value-for-value basis with premium pricing and terms and conditions similar to the original grants. See accompanying footnotes to the Outstanding Equity Awards at December 31, 2008 table.

Mr. Katz and the other named executive officers have vesting acceleration rights upon specific types of termination or a change in control of LeapFrog. A summary of the materials terms governing these payments is set forth in this proxy statement in the section entitled “Potential Payments Upon Termination or Change In Control.”

Messrs. Pidel and Moon each departed from LeapFrog effective December 1, 2008 in connection with a company-wide reduction in force. A summary of the material terms of their severance benefits is set forth in this proxy statement in the section entitled “Potential Payments Upon Termination or Change in Control.”

A discussion of the 2008 option exchange program in which Messrs. Katz and Chiasson and Ms. MacIntyre participated is contained in “Compensation Discussion and Analysis—Equity Incentive Awards—Stock Option Exchange Program” above.

Outstanding Equity Awards at Fiscal Year End

The following table shows, for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2008

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Katz	—	—		—	—	45,000	157,500
Chief Executive Officer and President	—	22,976	(4)	9.14	06/06/2015
	—	919	(5)	9.14	07/01/2015
	—	1,030,989	(6)	9.14	07/06/2016
	—	661,090	(7)	11.82	07/06/2016
	—	123,954	(8)	11.82	07/06/2016
	—	397,384	(9)	14.79	07/06/2016
	56,250	123,750	(10)	7.02	09/17/2017
	11,156	167,344	(11)	9.33	09/15/2018

William B. Chiasson	—	—		—	—	17,500	61,250
Chief Financial Officer	—	81,414	(12)	9.14	11/11/2014
	—	20,810	(13)	9.14	08/01/2015
	—	16,495	(14)	9.14	03/27/2016
	—	85,836	(15)	9.14	10/30/2016
	—	42,193	(16)	12.16	10/30/2016
	—	41,516	(17)	15.17	10/30/2016
	6,250	13,750	(10)	7.02	09/17/2017
	3,187	47,813	(11)	9.33	09/15/2018

Michael J. Dodd	—	—		—	—	14,750	51,625
Senior Vice President, Supply Chain and Operations	22,916	2,084	(18)	10.55	04/18/2015
	10,312	4,688	(19)	10.60	03/27/2016
	40,625	34,375	(20)	9.33	10/30/2016
	20,312	17,188	(20)	12.41	10/30/2016
	20,312	17,188	(20)	15.49	10/30/2016
	9,375	20,625	(10)	7.02	09/17/2017
	3,328	49,922	(11)	9.33	09/15/2018

Nancy G. MacIntyre	—	—		—	—	7,500	26,250
Executive Vice President, Product, Innovation and Marketing	—	43,507	(21)	9.14	02/05/2017
	—	20,972	(22)	12.16	02/05/2017
	—	20,301	(23)	15.17	02/05/2017
	12,500	27,500	(10)	7.02	09/17/2017
	4,375	65,625	(11)	9.33	09/15/2018

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William K. Campbell	3,334	0	(24)	12.50	04/08/2012
Senior Vice President, Consumer Sales	20,000	0	(24)	20.60	02/12/2013
	5,900	0	(24)	19.74	05/19/2014
	13,291	1,209	(25)	11.04	04/12/2015
	32,500	27,500	(20)	9.33	10/30/2016
	16,250	13,750	(20)	12.41	10/30/2016
	16,250	13,750	(20)	15.49	10/30/2016
	5,812	3,188	(26)	10.78	03/15/2017
	6,250	13,750	(10)	7.02	09/17/2017
	1,325	19,875	(11)	9.33	09/15/2018

Robert L. Moon(27)	—	—		—	—
Former Chief Information Officer	46,875	0	(28)	11.56	03/28/2015
	10,000	0	(19)	10.60	03/27/2016
	26,041	0	(20)	9.33	10/30/2016
	13,020	0	(20)	12.41	10/30/2016
	13,020	0	(20)	15.49	10/30/2016
	2,916	0	(10)	7.02	09/17/2017
	662	0	(11)	9.33	09/15/2018

Martin A. Pidel(27)	—	—		—	—
Former Executive Vice President, International	17,187	0	(29)	9.34	01/08/2017
	8,593	0	(29)	12.42	01/08/2017
	8,593	0	(29)	15.50	01/08/2017
	8,750	0	(10)	7.02	09/17/2017
	875	0	(11)	9.33	09/15/2018

(1)	All options reported in the table have been granted under the 2002 Equity Incentive Plan, except for options to purchase 397,384 shares and 123,954 shares granted to Mr. Katz outside of our equity plans.

(2)	Represents restricted stock units or awards that have been granted under the 2002 Equity Incentive Plan and vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the grant date.

(3)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2008, $3.50, by the number of shares of restricted stock that has not vested as of December 31, 2008.

(4)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued June 6, 2005 under the 2002 Non-Employee Director Stock Award Plan. Option vests 100% on June 9, 2009.

(5)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 1,250 shares originally issued July 1, 2005 under the 2002 Non-Employee Director Stock Award Plan. Option vests 100% on June 9, 2009.

(6)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 1,200,000 shares originally issued July 6, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 751,763 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(7)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 800,000 shares originally issued July 6, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 482,045 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(8)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 150,000 shares originally issued July 6, 2006 outside of our equity plans. Option vests as follows: 90,383 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(9)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 500,000 shares originally issued July 6, 2006 outside of our equity plans. Option vests as follows: 289,759 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009.

(10)	Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(11)	Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

(12)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 150,000 shares originally issued November 11, 2004 under the 2002 Equity Incentive Plan. Option vests 100% on June 9, 2009.

(13)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 32,000 shares originally issued August 1, 2005 under the 2002 Equity Incentive Plan. Option vests 100% on June 9, 2009.

(14)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued March 27, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 13,058 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 10 equal monthly installments commencing June 27, 2009.

(15)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 90,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 55,436 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(16)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 45,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 27,249 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(17)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 45,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests as follows: 26,812 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(18)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was April 18, 2005 and in 36 equal monthly installments thereafter.

(19)	Option vests in 48 equal monthly installments from the vesting commencement date, which was March 27, 2006.

(20)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(21)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 50,000 shares originally issued February 5, 2007 under the 2002 Equity Incentive Plan. Option vests as follows: 25,379 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(22)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued February 5, 2007 under the 2002 Equity Incentive Plan. Option vests as follows: 12,233 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(23)	Represents grant of option pursuant to the issuer’s option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued February 5, 2007 under the 2002 Equity Incentive Plan. Option vests as follows: 11,842 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(24)	Option is fully vested and exercisable.

(25)	Option vests in 48 equal monthly installments from the vesting commencement date, which was April 12, 2005.

(26)	Option vests in 48 equal monthly installments from the vesting commencement date, which was May 1, 2008.

(27)	Messrs. Moon and Pidel departed the company in December 2008.

(28)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was February 21, 2005, and in 36 equal monthly installments thereafter.

(29)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the first date of employment which was January 8, 2007, and in 36 equal monthly installments thereafter.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2008, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Katz	—	—	15,000	141,000	(1)
Chief Executive Officer and President

William B. Chiasson	—	—	5,000	38,100	(2)
Chief Financial Officer	—	—	2,500	23,500	(1)

Michael J. Dodd	—	—	4,125	29,535	(3)
Senior Vice President, Supply Chain and Operations			3,000	24,000	(4)
			2,500	23,500	(1)

Nancy G. MacIntyre	—	—	2,500	23,500	(1)
Executive Vice President, Product, Innovation and Marketing

William K. Campbell	—	—	3,300	23,628	(3)
Senior Vice President, Consumer Sales			1,250	11,750	(1)

Robert Moon	—	—	8,334	51,671	(5)
Former Chief Information Officer			4,125	29,535	(3)
			1,250	11,750	(1)

Martin A. Pidel	—	—	2,500	23,500	(1)
Former Executive Vice President, International

(1)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.40 on September 17, 2008, by the number of shares acquired on vesting.

(2)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.62 on March 27, 2008, by the number of shares acquired on vesting.

(3)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.16 on April 12, 2008, by the number of shares acquired on vesting.

(4)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.00 on April 18, 2008, by the number of shares acquired on vesting.

(5)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $6.20 on February 21, 2008, by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change in Control

Our Executive Management Severance and Change-in-Control Plan was approved by our compensation committee in 2007 (referred to as the “Severance Plan”). Under the Severance Plan, our named executive officers may receive benefits in the event of termination of employment under specified circumstances, including a change in control of LeapFrog. Mr. Katz, however, is not eligible to participate in the Severance Plan, but instead is eligible to receive benefits under the terms of the severance and change-in-control provisions in his employment agreement. The specific terms of these arrangements, as well as amounts paid to the named executive officers who departed from LeapFrog in 2008 and an estimate of the compensation that would have been payable to the other named executive officers had the severance provisions been triggered as of the end of 2008, are described in detail below.

With respect to Messrs. Moon and Pidel, the amounts shown are amounts actually paid to these individuals in connection with their departures, both under the Severance Plan and as separately negotiated with these individuals. The estimates for the remaining officers are based on the assumption that a triggering event occurred on December 31, 2008 and assume a price per share of our Class A common stock of $3.50, which was the price of our Class A common stock reported by the NYSE at the close of market on December 31, 2008. With respect to the estimated or potential value of options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination or a change in control of LeapFrog, the actual value of the options realized, if any, will depend upon the extent to which the market value of our common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Jeffrey G. Katz

Termination

In July 2006, we entered into an employment agreement with Mr. Katz which provides that he will be entitled to certain benefits if his employment is terminated by us for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability. Upon such a termination, Mr. Katz (or his estate), would be entitled to receive (a) on our customary bonus payment date, a prorated portion of his target bonus for the year in which his termination occurs, and (b) vesting for 12 additional months of the options granted to Mr. Katz on June 9, 2008 (the “Options”) pursuant to our option exchange program in exchange for cancellation of his options granted on July 6, 2006 under his 2006 employment agreement. (A summary of the option exchange program is included in this proxy statement in the section entitled “Compensation Discussion and Analysis—Equity Incentive Awards—Stock Option Exchange Program.”) In addition, all vested Options would remain exercisable for two years following the termination date. Assuming, for the purposes of illustration, a termination date of December 31, 2008 and exercise of the Options on the same date, the bonus payment would be $607,800 and, because the exercise price of the Options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008, there would have been no realizable value of the vested options.

In addition, if Mr. Katz’s employment is terminated for reasons other than by us for cause or by Mr. Katz for good reason or due to his death or permanent disability, we have agreed to hire Mr. Katz as a consultant for a period of two years following his termination. During this two-year consulting period, we will pay Mr. Katz an annual consulting fee equal to the sum of (a) his base salary at the time of his termination, (b) the higher of his target bonus at the time of his termination and the average annual bonus amount paid to Mr. Katz for the two fiscal years preceding his termination and (c) one-third of all self-employment taxes paid by Mr. Katz on the consulting fees. The consulting fees would be paid to Mr. Katz in equal semi-monthly installments. We have also agreed to pay all health insurance continuation payments to maintain Mr. Katz’s group health insurance coverage, for himself and his covered dependents, while he is providing consulting services to LeapFrog. Assuming a termination date of December 31, 2008, the total consulting fees that could be paid to Mr. Katz would be approximately $2,601,000 and the payments to maintain group health insurance coverage for himself and his covered dependents would be approximately $22,028.

The prior benefits described in the preceding two paragraphs are hereinafter referred to as the “Katz Severance Benefits.”

Under the terms of Mr. Katz’s employment agreement, the term “cause” means:

•	commission of an act of fraud, embezzlement or misappropriation against or involving LeapFrog,

•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty,

•

commission of an act or failure to commit an act, involving LeapFrog that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Katz’s employment agreement and which would result in significant harm to LeapFrog, or

•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten days following receipt of written notice from LeapFrog regarding such failure.

Under the terms of Mr. Katz’s employment agreement, “good reason” means:

•

a substantial reduction in the nature or status of his responsibilities (the requirement that Mr. Katz assume any position other than the senior-most position upon a change-in-control transaction shall be deemed a substantial reduction for purposes of triggering termination payments),

•	the failure to re-elect, or the removal of, Mr. Katz from our board of directors,

•	any reduction in his base salary or target bonus,

•	relocation of his place of work to any place more than 35 miles from the office he regularly occupies or 35 miles from Mr. Katz’s residence in southern California,

•

failure by any successor entity following a change-in-control transaction, within ten days of the request by Mr. Katz, to deliver confirmation of the successor entity’s commitment to honor Mr. Katz’s employment agreement, or

•	the appointment, prior to July 3, 2009, of anyone other than Mr. Katz to serve as successor chairman of our board of directors upon the resignation or removal of Steven B. Fink from that position.

Change in Control

Under his employment agreement, upon the occurrence of a change in control, we would accelerate the vesting of any equity awards then held by Mr. Katz such that all of his equity awards would be vested as of the date of the change in control. Assuming that a change in control occurred on December 31, 2008 and that his Options were exercised on the same date, because the exercise price of the Options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008, there would have been no value related to the additional vesting. In addition, if during the two-year period following a change in control of LeapFrog, Mr. Katz’s employment is terminated for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability, we would accelerate the vesting of any equity awards then held by Mr. Katz with the result that all of his equity awards would be vested as of the date of his termination and all of his vested stock options would remain exercisable for two years after the termination date. Assuming that the change in control and termination both occurred on December 31, 2008 and that his Options were exercised on the same date, there would have been no value related to the additional vesting because the exercise price of the Options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008. We would also pay to Mr. Katz the Katz Severance Benefits, as applicable. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

Non-Solicitation, Non-Competition, Non-Interference, Release

Under his employment agreement, Mr. Katz must refrain from engaging in certain activities that are competitive with our business for a period of two years after the termination of his employment. Should Mr. Katz provide any service or assistance in any capacity to a competitive business during this two-year period, his consulting arrangement with LeapFrog will immediately terminate. In addition, Mr. Katz is subject to a non-solicitation provision for two years after termination of his employment, as well as a non-interference provision and a confidentiality provision. Mr. Katz is required to execute a release prior to receiving any of the foregoing benefits.

William K. Campbell, William B. Chiasson. Michael J. Dodd and Nancy G. MacIntyre

Messrs. Campbell, Chiasson and Dodd and Ms. MacIntyre are each eligible to receive severance and termination payments under the Severance Plan.

Under the terms of the Severance Plan, Messrs. Campbell, Chiasson and Dodd and Ms. MacIntyre are eligible to receive the benefits described in the Severance Plan if the executive officer is terminated without “cause” or the executive officer resigns for “good reason.”

Under the Severance Plan, “cause” means:

•	convicted of a felony or a crime involving moral turpitude or dishonesty,

•	commit fraud against the company,

•

commit a material breach of any material provision of a written agreement with the company (including, without limitation, the Proprietary Information and Inventions Agreement) or of a written policy of the company, provided that the employee was given reasonable notice and opportunity to cure,

•	show conduct demonstrating unfitness to serve, provided that the employee was given reasonable notice and opportunity to cure, or

•	breach duties to the company including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” means:

•	any material diminution in the employee’s authority, duties or responsibilities,

•	a reduction in base salary of greater than 10% of base salary prior to the reduction, unless others in equivalent roles are accordingly reduced,

•	the employee’s business location moved more than 50 miles beyond current location, or

•	a material breach by us of the agreement under which the employee is employed.

To resign for good reason, an employee must resign within 60 days after the occurrence, without the employee’s consent, of one of the events listed in the foregoing definition, after having given us 30 days’ written notice, during which time we had the opportunity to cure the event that the employee asserts is good reason. If we cure the event, then the employee would not have good reason.

If a covered termination (which includes a resignation for good reason) is triggered and does not occur in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Installments

If a covered termination is triggered and occurs in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment

24	200% of Target Bonus	24 months of COBRA coverage	100%	Lump Sum

Assuming a termination date of December 31, 2008, Messrs. Campbell, Chiasson and Dodd and Ms. MacIntyre would have been entitled to receive the following severance benefits:

Covered termination—No change in control

Name of Named Executive Officer	Payment of Base Salary ($)	Health Insurance Payments ($)
William K. Campbell	244,050	9,465
William B. Chiasson	312,800	15,867
Michael J. Dodd	292,200	15,867
Nancy G. MacIntyre	300,000	15,867

Covered termination—Change in control

Name of Named Executive Officer	Payment of Base Salary ($)	Payment of Bonus ($)	Health Insurance Payments ($)(1)	Value of Equity Acceleration ($)(2)
William K. Campbell	488,010	244,050	18,930	—
William B. Chiasson	625,600	312,800	31,734	—
Michael J. Dodd	584,400	292,200	31,734	—
Nancy G. MacIntyre	600,000	300,000	31,734	—

(1)	Does not reflect potential increase of insurance premiums in 2010.

(2)	Because the exercise price of the options exceeded $3.50, the closing price of our Class A common stock as reported by the NYSE for December 31, 2008, there would be no value related to the equity acceleration, assuming exercise on December 31, 2008.

Participants are required to execute a release prior to receiving any of the foregoing benefits and benefits under the Severance Plan will terminate if, at any time, the officer violates any proprietary information or confidentiality obligation to LeapFrog.

Robert L. Moon and Martin A. Pidel

Messrs. Moon and Pidel each departed from LeapFrog effective December 1, 2008 in connection with a company-wide reduction in force. Both were eligible for benefits under the Severance Plan. As a result, they each received the standard benefits under the Severance Plan for a covered termination without a change in control: (i) salary continuation equal to 12 months of his base salary paid in semi-monthly installments; and (ii) 12 months of COBRA benefits. In addition, given the significant remaining term for Mr. Pidel’s mortgage assistance if he remained with LeapFrog, we paid Mr. Pidel a lump sum of $45,000 representing a continuation of the mortgage interest subsidy provided for in his offer letter from us. This payment was approved by our compensation committee on November 14, 2008. These payments were conditioned upon these individuals executing a standard release agreement as required by the Severance Plan.

The following table shows the amounts of these severance benefits for Mr. Moon and Mr. Pidel:

Name of Named Executive Officer	Payment of Base Salary ($)(1)	Health Insurance Payments ($)	Additional Payments ($)(2)
Robert L. Moon	277,600	5,064	—
Martin A. Pidel	250,000	15,852	45,000

(1)	Amount paid over 12 months in semi-monthly installments ending December 1, 2009 and subject to the terms and conditions of the Severance Plan, including any applicable tax withholding obligations.

(2)	Mortgage interest subsidy continuation paid separately from the Severance Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, except as follows, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner. On February 17, 2009, each of Lawrence Investments, Mollusk Holdings and Philip B. Simon filed beneficial ownership reports on Form 5 disclosing a distribution of our Class B common stock from Mollusk Holdings to various recipients, including Mr. Simon, through Lawrence Investments, which all occurred November 24, 2008.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Investor Relations department at (510) 420-5150. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

Mollusk Holdings, an entity controlled by Lawrence J. Ellison that owns shares representing a majority of our voting power, notified us, as required under our bylaws, that it intends to propose, at the annual meeting, stockholder resolutions to amend our bylaws. Mollusk Holdings, as the holder of a majority of our voting power, has an interest in each these proposed amendments. If approved, the stockholder resolutions would amend the bylaws to provide for the following:

•

LeapFrog’s ceasing to be governed by Section 203 of the Delaware General Corporation Law, commencing 12 months after adoption of the amendment (the “Section 203 Proposal”). This provision of Delaware corporate law currently imposes restrictions on business combinations and certain other transactions between us and any holder of 15% or more of our outstanding voting stock.

•	The right of the holders of at least 25% of the voting power of LeapFrog’s outstanding capital stock to call a special meeting of the stockholders, subject to certain restrictions.

•	The express right of stockholders to fill vacancies on our board of directors, including newly created directorships.

The notice from Mollusk Holdings was received within the notice period prescribed by our bylaws and, if it is presented by Mollusk Holdings at the annual meeting in accordance with our bylaws, we would consider the proposal to be properly brought before the meeting. Under Section 203 of the Delaware General Corporation Law, the Section 203 Proposal would require a vote “For” from the holders of a majority of our outstanding voting power entitled to vote at the meeting. In accordance with our bylaws, the other proposals by Mollusk Holdings would each require a vote “For” from the holders of 66 2/3% of our outstanding voting power entitled to vote at the meeting.

WE ARE NOT SOLICITING PROXIES TO VOTE IN FAVOR OR AGAINST ANY OF THE MATTERS IDENTIFIED ABOVE THAT MAY BE PROPOSED BY MOLLUSK HOLDINGS AT THE ANNUAL MEETING. Stockholders may vote on these matters, if proposed at the annual meeting, by attending the meeting and voting in person or by providing their valid proxies to any other persons.

The board of directors is not making any recommendation for or against these proposals if they are brought before the meeting. Furthermore, if these matters are proposed at the annual meeting, it is the intention of the proxy holders not to cast votes either in favor of or in opposition to these proposals.

Except as described above, the board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter M. O. Wong Senior Vice President, General Counsel and Corporate Secretary

April 20, 2009

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held June 4, 2009

This proxy statement and our 2008 Form 10K Report to Stockholders are available at http://www.cstproxy.com/leapfrog/2009

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2009

The undersigned hereby appoints Jeffrey G. Katz and William B. Chiasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the annual meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Emeryville, California to be held on Thursday, June 4, 2009 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the other side)

LeapFrog Enterprises, Inc.

VOTE BY INTERNET Q U I C K « « « E A S Y « « « I M M E D IA T E

As a stockholder of LeapFrog Enterprises, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 3, 2009.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY - Continued from other side

The board of directors recommends a vote FOR the eight nominees for director listed below.		The board of directors recommends a vote FOR Proposal 2.		Please mark your votes like this		☒

PROPOSAL 1: To elect our eight nominees for

                           director to serve for the ensuing

                           year and until their successors are

                           elected.

Nominees:

01 Jeffrey G. Katz           05 E. Stanton McKee, Jr.

02 Thomas J. Kalinske    06 David C. Nagel

03 Paul T. Marinelli        07 Philip B. Simon

04 Stanley E. Maron       08 Caden Wang

FOR all nominees listed (except as indicated to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below: ☐	PROPOSAL 2:	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Dated	, 2009.